Exhibit 10.1

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT
dated as of May 14, 2026,

among

FREEPORT-MCMORAN INC.,
PT FREEPORT INDONESIA,

The Lenders Party Hereto,
The Issuing Banks Party Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

BANK OF AMERICA, N.A.,
as Syndication Agent,

and

CITIBANK, N.A.,
MIZUHO BANK, LTD.,
THE BANK OF NOVA SCOTIA,
BANK OF MONTREAL, CHICAGO BRANCH,
and
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,
as Co-Documentation Agents,
_____________________________________________________________

JPMORGAN CHASE BANK, N.A.,
BOFA SECURITIES, INC.,
CITIBANK, N.A.,
MIZUHO BANK, LTD.,
THE BANK OF NOVA SCOTIA,
BANK OF MONTREAL, CHICAGO BRANCH,
and
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,
as Joint Lead Arrangers and Joint Bookrunners

ARTICLE X

Co-Borrower Obligations

SECTION 10.01.	Joint and Several Liability	117
SECTION 10.02.	Obligations Unconditional	118

ARTICLE XI

Subsidiary Guarantors

SECTION 11.01.	Designation of Subsidiary Guarantors	119
SECTION 11.02.	Optional Guarantor Terminations	120

List of Schedules and Exhibits:*
SCHEDULES:

Schedule 1.01A	Disclosed Matters
Schedule 1.01B	Existing Letters of Credit
Schedule 2.01	Commitments
Schedule 3.03	Governmental Approvals
Schedule 3.04(b)	Certain Developments
Schedule 3.12	Insurance
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Guarantee Agreement
Exhibit C	Form of Issuing Bank Agreement
Exhibit D	[Reserved]
Exhibit E-1	Form of U.S. Tax Certificate for Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-2	Form of U.S. Tax Certificate for Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-3	Form of U.S. Tax Certificate for Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes
Exhibit E-4	Form of U.S. Tax Certificate for Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K because the information contained therein is not material and is not otherwise publicly disclosed. The registrant undertakes to furnish supplementally a copy of the exhibits and schedules to the United States Securities and Exchange Commission upon request.

REVOLVING CREDIT AGREEMENT dated as of May 14, 2026 (this “Agreement”), among FREEPORT-MCMORAN INC., a Delaware corporation, PT FREEPORT INDONESIA, a limited liability company organized under the laws of the Republic of Indonesia, the Lenders party hereto, the Issuing Banks party hereto, JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent, and BANK OF AMERICA, N.A., as Syndication Agent.
The Borrowers (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) have requested that (a) the Lenders extend credit in the form of Revolving Loans and (b) the Issuing Banks issue Letters of Credit, in each case at any time and from time to time during the Revolving Availability Period such that (i) the aggregate Revolving Exposures of FCX and PTFI, collectively, will not exceed $3,000,000,000 at any time and (ii) the aggregate Revolving Exposures in respect of Loans made to, and Letters of Credit requested by, PTFI will not exceed $500,000,000 at any time. Letters of Credit and the proceeds of the Revolving Loans will be used for working capital and other general corporate purposes, including acquisitions, of the Borrowers and their Subsidiaries.
The Lenders are willing to extend such credit to the Borrowers, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrowers and their Subsidiaries, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to any Borrower or any Lender, as the context requires.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent-Related Person” has the meaning assigned to such term in Section 9.03(d).
“Agents” means, collectively, the Administrative Agent and the Syndication Agent.
“Agreement” has the meaning assigned to such term in the preamble hereto.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.13 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.13(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.
“Ancillary Document” has the meaning assigned to such term in Section 9.06(b).
“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act of 2010, as amended or any other applicable anti-corruption law, including Canadian laws and regulations pertaining to bribery or corruption.
“Applicable Parties” has the meaning assigned to such term in Section 8.03(c).
“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if any Defaulting Lender exists at such time, the Applicable Percentages shall be calculated disregarding such Defaulting Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most-recently in effect, giving effect to any assignments of Revolving Loans and LC Exposures that occur after such termination or expiration and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, for any day, the applicable rate per annum set forth below under the caption “ABR Spread”, “Term SOFR Spread”, “Commitment Fee”, “Financial LC Participation Fee” or “Performance LC Participation Fee”, as the case may be, based upon the Credit Ratings of FCX by Moody’s and S&P applicable on such day:

Level	Rating (S&P and Moody’s)	Term SOFR Spread (bps per annum)	ABR Spread (bps per annum)	Commitment Fee (bps per annum)	Financial LC Participation Fee (bps per annum)	Performance LC Participation Fee (bps per annum)
1	A- / A3 or higher	100.0	0.0	9.0	100.0	50.0
2	BBB+ / Baa1	112.5	12.5	11.0	112.5	56.25
3	BBB / Baa2	125.0	25.0	12.5	125.0	62.5
4	BBB- / Baa3	137.5	37.5	17.5	137.5	68.75
5	BB+ / Ba1 or lower	150.0	50.0	25.0	150.0	75.0

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect a Credit Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then FCX and the Lenders shall negotiate in good faith to agree upon another rating agency to be substituted by an amendment to this Agreement for the rating agency which shall not have a Credit Rating in effect, and pending the effectiveness of such amendment, the Applicable Rate shall be determined by reference to the available Credit Rating; (b) if neither Moody’s nor S&P shall have in effect a Credit Rating (other than by reason of the circumstances referred to in the last sentence of this definition), then Level 5 shall apply; (c) if the Credit Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Levels, the Applicable Rate shall be based on the higher of the two Credit Ratings unless one of the two Credit Ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level next below that of the higher of the two Credit Ratings; and (d) if the Credit Rating established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the third Business Day following the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate based on the Credit Ratings shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, FCX and the Lenders shall negotiate in good faith to amend the definition of “Applicable Rate” to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the Credit Rating most recently in effect prior to such change or cessation.
“Approved Borrower Portal” has the meaning assigned to it in Section 8.07(a).
“Approved Electronic Platform” has the meaning assigned to such term in Section 8.03(a).
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Arrangers” means JPMCB, BofA Securities, Inc., Citibank, N.A., Mizuho Bank, Ltd., The Bank of Nova Scotia, Bank of Montreal, Chicago Branch and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, in their capacities as joint lead arrangers and joint bookrunners.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Attributable Debt” means, on any date, in respect of any lease of FCX or any Subsidiary entered into as part of a Project Financing or a sale and leaseback transaction subject to Section 6.04, (a) if such lease is a Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) if such lease is not a Capital Lease Obligation, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.
“Attributable Debt Payments” means, for FCX and the Subsidiaries for any period, all payments made during such period in respect of Attributable Debt.
“Available Domestic Cash” means, as of any date, the aggregate amount of unrestricted cash and Permitted Investments that would be reflected on a consolidated balance sheet of FCX and held on such date by FCX or any Subsidiary that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia or Canada or any Subsidiary Guarantor, other than cash and Permitted Investments (a) held in accounts outside the United States of America and Canada, (b) subject to any Lien securing Indebtedness or other obligations or (c) held for or on behalf of PTFI; provided that with respect to any Non-Wholly Owned Subsidiary, only that amount of cash and Permitted Investments attributable to FCX’s direct and indirect proportionate share thereof shall be included for purposes of this calculation.
“Available Foreign Cash” means, as of any date, the aggregate amount of unrestricted cash and Permitted Investments that would be reflected on a consolidated balance sheet of FCX and held on such date by FCX or any Subsidiary that is not Available Domestic Cash (but without giving effect to the proviso in the definition of Available Domestic Cash), other than cash and Permitted Investments subject to any Lien securing Indebtedness or other obligations; provided that with respect to any Non-Wholly Owned Subsidiary, only that amount of cash and Permitted Investments attributable to FCX’s direct and indirect proportionate share thereof shall be included for purposes of this calculation.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.13.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Event” means, with respect to any Person, that such Person has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority; provided, however, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any agreements made by such Person.
“Benchmark” means, initially, with respect to any Term Benchmark Loan, the Term SOFR Rate; provided that if a Benchmark Transition Event, and the related Benchmark Replacement Date have occurred with respect to the Term SOFR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.13.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(1)    the Daily Simple SOFR; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent in consultation with the Borrowers decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent in consultation with the Borrowers decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark

(or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means each of FCX and PTFI (collectively, the “Borrowers”).
“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be any such day that is only a U.S. Government Securities Business Day (a) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings of such RFR Loan and (b) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP (excluding any operating lease obligations that would be required to be accounted for on the balance sheet of such Person as a result of a change in GAAP after December 31, 2017), and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in FCX; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of FCX by Persons who were not (i) members of the board of directors of FCX on the Closing Date, (ii) appointed as, or nominated for election as, directors by a majority of directors referred to in clause (i) above or (iii) approved by the board of directors of FCX as director candidates prior to their election to such board of directors; or (c) the occurrence of any “Change of Control” or “Change in Control” as defined in any indenture or other governing agreement relating to any Material Indebtedness of FCX.
“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or Issuing Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted, issued or implemented.
“CLO” has the meaning assigned to such term in Section 9.04.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collateral Account” has the meaning assigned to such term in Section 2.06(j).
“Commitment” means a Revolving Commitment.
“Communications” has the meaning assigned to such term in Section 8.03.
“Confidential Information Materials” means the confidential information materials dated April 20, 2026 relating to the Borrowers and the Transactions.
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) consolidated interest expense and Attributable Debt Payments for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation, depletion and amortization for such period, (iv) [reserved], (v) any extraordinary charges or significant nonrecurring non-cash charges or non-cash charges resulting from requirements to mark-to-market derivative obligations (including commodity-linked securities) for such period (provided that any cash payment made with respect to any such non-cash charge shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made), (vi) any impairment charges or asset write offs or amortization related to intangible assets and long-lived assets pursuant to GAAP (including pursuant to FASB ASC Topics 350, 360 or 805 and Rule 4-10(c)(3) of Regulation S-X under the Securities Act), (vii) restructuring charges and reserves, (viii) fees and expenses in respect of consummated or proposed acquisitions, dispositions or financings, (ix) any acquisition accounting adjustments and any step-ups with respect to re-valuing assets and liabilities in connection with any acquisition or investment consummated after the Closing Date (including any increase in amortization, depletion or depreciation, increase in cost of goods sold attributable to metal inventories or any one-time non-cash charges), (x) other non-cash charges, including non-cash charges attributable to stock options and other stock-based compensation, (xi) any costs or expenses incurred by FCX or a Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of FCX or net cash proceeds from the issuance of Equity Interests of FCX, (xii) charges attributable to liability or casualty events or business interruption, to the extent covered (or reasonably expected to be covered) by insurance and (xiii) payments made in respect of obligations of the types included in clause (j) of the definition of Indebtedness; minus (b) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production

Payments, (ii) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments and (iii) any extraordinary gains or non-cash gains for such period; and plus or minus, as applicable, (c) without duplication and to the extent deducted or included, as the case may be, in determining such Consolidated Net Income (i) any effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by FCX, (ii) any net gains or losses from early extinguishment of Indebtedness or hedging obligations or other derivative instruments, including any write-off of deferred financing costs, (iii) any net non-cash gain or loss resulting from currency translation gains or losses related to currency re-measurements of Indebtedness and (iv) the cumulative effect of a change in accounting principles.
For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) FCX or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition (and any incurrence or repayment of Indebtedness in connection therewith) occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive fiscal quarters for which the relevant financial information is available), which may, in the case of a Material Acquisition, reflect pro forma adjustments for cost savings that are reasonably expected to be realized within 365 days following such Material Acquisition, to the extent that such cost savings would be permitted to be reflected in pro forma financial statements prepared in accordance with Article 11 of Regulation S-X under the Securities Act. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes common stock of any Person and (b) involves consideration in excess of $200,000,000; and “Material Disposition” means any sale, transfer or other disposition of property or series of related sales, transfers or other dispositions of property that (i)  involves assets comprising all or substantially all of an operating unit of a business or involves common stock of any Person owned by FCX and the Subsidiaries and (ii) yields gross proceeds to FCX or any Subsidiary in excess of $200,000,000.
“Consolidated Net Income” means, for any period, the net income or loss of FCX and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with FCX or any Subsidiary or the date that such Person’s assets are acquired by FCX or any Subsidiary. Notwithstanding anything to the contrary contained herein, Consolidated Net Income shall be (a) computed without deduction for non-controlling interests and (b) subject to the final paragraph of the definition of “Consolidated EBITDA”.
“Consolidated Total Assets” means, at any time, the total assets of FCX and the Subsidiaries, as set forth in the most recent consolidated balance sheet of FCX and the

Subsidiaries delivered pursuant to Section 5.01 (or prior to any such delivery, the balance sheet referred to in Section 3.04(a)) on or prior to such date of determination, determined on a consolidated basis in accordance with GAAP.
“Consolidation” has the meaning assigned to such term in Section 6.03(a).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Credit Party” means the Administrative Agent, each Issuing Bank and each other Lender.
“Credit Rating” means a rating assigned by S&P or Moody’s, or another rating agency to be substituted by an amendment to this Agreement, to the Index Debt.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day a “SOFR Determination Date”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, provided that if Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, (i) to fund any portion of its Loans, (ii) to fund any portion of its participations in Letters of Credit or (iii) to pay to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified in such writing, including, if applicable, by reference to a specific Default) has not been satisfied, (b) has notified the Borrowers or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good-faith determination that a condition precedent (specifically identified in such writing, including, if applicable, by reference to a specific Default) to funding a Loan cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party made in good faith to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 1.01A.
“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock and cash in lieu of fractional shares of Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale to the extent the terms of such Equity Interests provide that such Equity Interests shall not be required to be repurchased or redeemed until the repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments have occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock and cash in lieu of fractional shares of Qualified Stock), in whole or in part, or (c) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Maturity Date; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if any Equity Interests are issued to any employee, or to any plan for the benefit of employees, of FCX or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by FCX or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Documentation Agents” means Citibank, N.A., Mizuho Bank, Ltd., the Bank of Nova Scotia, Bank Of Montreal, Chicago Branch and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, in their capacities as co-documentation agents.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“dollars” or “$” refers to lawful money of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“entitled person” has the meaning assigned to such term in Section 9.13.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or to the management, release or threatened release of or exposure to any Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation or reclamation, fines, penalties or indemnities), of FCX or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA applicable to such Plan, in each instance), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Events of Default” has the meaning assigned to such term in Article VII.
“Exchange Act” means the United States Securities Exchange Act of 1934.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender or any Issuing Bank or required to be withheld or deducted from any payment to the Administrative Agent, any Lender or any Issuing Bank under any Loan Document: (a) income or franchise Taxes imposed on (or measured by) the net income of such Lender, such Issuing Bank or the Administrative Agent by the United States of America or by the jurisdiction under the laws of which such Lender, such Issuing Bank or the Administrative Agent is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by any jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by FCX under Section 2.18(b)), (i) any U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Foreign Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date such Foreign Lender acquires such interest in such Loan or Commitment (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately before designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to any such Taxes pursuant to Section 2.16 and (ii) Taxes attributable to such Foreign Lender’s failure to comply with Section 2.16(f), (d) in the case of a Non-Indonesian Lender (other than an assignee pursuant to a request by FCX under Section 2.18(b)), any Indonesian Taxes that are both (i) withholding Taxes with respect to payments of interest on such Non-Indonesian Lender’s Loans and (ii) attributable to such Non-Indonesian Lender’s failure to comply with Section 2.16(o) and (e) any U.S. Federal withholding Taxes imposed under FATCA; provided that, for purposes of clause (c)(i), in the case of a Loan acquired by a Foreign Lender pursuant to a funding of a Commitment, such Foreign Lender shall be treated as acquiring any interest in such Loan on the date it acquired an interest in the Commitment pursuant to which such Loan was funded. Notwithstanding the foregoing, a Tax shall not be an Excluded Tax if it arises because of a violation of Section 3.16.
“Existing Letters of Credit” means the existing letters of credit listed on Schedule 1.01B. FCX shall be deemed to have requested the issuance of each Existing Letter of Credit for purposes hereof.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.21(a).
“Existing Revolving Credit Agreement” means the Credit Agreement dated as of October 19, 2022, as amended, restated, supplemented or otherwise modified from time to time, among FCX, PTFI, the lenders party thereto, the issuing banks party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and Bank of America, N.A., as Syndication Agent.
“Extending Lender” has the meaning assigned to such term in Section 2.21(b).
“Extension Request” means a written request from the Borrower to the Administrative Agent requesting an extension of the Maturity Date pursuant to Section 2.21.
“External Environmental Report” has the meaning assigned to such term in Section 5.07(c).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCX” means Freeport-McMoRan Inc., a Delaware corporation, and following any merger or consolidation permitted under Section 6.03 to which FCX is a party and is not the surviving Person, such surviving Person.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as shall be set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds rate; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Covenant” means the covenant set forth in Section 6.06.
“Financial Letter of Credit” means any Letter of Credit other than a Performance Letter of Credit.
“Financial Officer” means the President, chief financial officer, principal accounting officer, treasurer or controller of the designated Person.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate or the Daily Simple SOFR, as applicable. For the avoidance of doubt the initial Floor for each of the Term SOFR Rate and the Daily Simple SOFR shall be 0.00%.
“Foreign Lender” means, with respect to a Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. If a Borrower is located in more than one jurisdiction, a Lender’s status as a Foreign Lender shall be tested separately with respect to each jurisdiction.
“Funded Debt” of any Person means Indebtedness of such Person of the types referred to in clauses (a), (b), (c), (d), (e), (h), (j) and (k) of definition thereof and all Indebtedness of the types referred to in clauses (f), (g) and (i) of such definition relating to Indebtedness of others of the types referred to in such clauses (a), (b), (c), (d), (e), (h), (j) and (k).
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof in each case for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee Agreement” means a Guarantee Agreement substantially in the form of Exhibit B hereto or, if reasonably requested by the Administrative Agent, a guarantee agreement governed by the laws of the jurisdiction of the Subsidiary Guarantor and otherwise reasonably satisfactory to the Administrative Agent in form and substance.
“Guarantee Requirement” means at any time that (a) each Required Subsidiary Guarantor shall have executed and delivered to the Administrative Agent a counterpart of the Guarantee Agreement (or a supplement thereto) and (b) the Administrative Agent shall have received documents and opinions equivalent to those delivered under Section 4.01(c) and (d) with respect to each such Required Subsidiary Guarantor.
“guarantor” as the meaning set forth in the definition of “Guarantee”.
“Guarantor Designation” has the meaning assigned to such term in Section 11.01.
“Guarantor Designation Date” has the meaning assigned to such term in Section 11.01.
“Guarantor Termination” has the meaning assigned to such term in Section 11.02.
“Guarantor Termination Date” has the meaning assigned to such term in Section 11.02.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum, petroleum distillates or petroleum by-products, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes of any nature, including mine-tailings, regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.
“Hydrocarbons” means oil, natural gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and one or more Incremental Revolving Lenders, establishing Incremental Revolving Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.20.
“Incremental Revolving Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.20, to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure under such Incremental Facility Agreement.
“Incremental Revolving Lender” means a Lender with an Incremental Revolving Commitment.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Disqualified Stock of such Person, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and other accrued expenses incurred in the ordinary course of business and deferred compensation), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party (including reimbursement obligations to the issuer) in respect of letters of credit and letters of guaranty, which support or secure Indebtedness, (j) all obligations in respect of any Metalstream Transaction, all obligations in respect of any Receivables Facility and all other obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which such Person receives upfront payments in consideration of an obligation to deliver product or commodities (or make cash payments based on the value of product or commodities) at a future time and (k) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; provided, however, that, for the avoidance of doubt, Indebtedness shall not include (i) any series of preferred stock (other than Disqualified Stock), (ii) obligations under Hedging Agreements, (iii) obligations under any agreement for the purchase of carbon emission and other similar credits and (iv) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of cash or cash equivalents (to the extent of the amount sufficient to satisfy all such indebtedness obligations at maturity or redemption, as applicable, and all payments of interest and premium, if any) in a trust or account created or pledged for the sole benefit of the holders of such indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of determinations hereunder, the amount of

(A)    any Receivables Facility shall be deemed at any time to be (1) the aggregate principal or stated amount of the Indebtedness, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Receivables Facility, in each case outstanding at such time, or (2) in the case of any Receivables Facility in respect of which no such Indebtedness, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer in connection with its purchase of receivables less the amount of collections received in respect of such receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest; and
(B)     any other transaction of any Person included under clause (j) above, at any time, (1) the amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP or (2) if such amount would not appear on such balance sheet, the amount that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such transaction were accounted for as a transaction that would appear on such balance sheet or (3) if such amount cannot be determined under clause (1) or (2), the amount reasonably agreed by FCX and the Administrative Agent.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), (i) Indonesian Taxes other than Excluded Taxes and (ii) Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(c).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of FCX that is not guaranteed by any other Person or subject to any other credit enhancement, other than unsecured Guarantees by Subsidiaries that guarantee (or are co-borrowers with respect to) the obligations of FCX under this Agreement.
“Indonesian Taxes” means Taxes imposed, assessed, levied or collected by Indonesia or any political subdivision or taxing authority thereof or therein or any association or organization of which Indonesia may be a member (but excluding Taxes imposed upon the net income of, or any franchise taxes imposed on, the Administrative Agent, any Lender (or permitted assignee or Participant) or any Issuing Bank which, in each case, is organized in Indonesia, has its principal office in Indonesia or a branch office in Indonesia, unless and to the extent such Taxes are attributable to the enforcement of any rights hereunder or under any other Loan Document with respect to an Event of Default), and any other loss, liability, claim, legal fee or expense arising therefrom or in connection therewith, in each case on or in respect of: (i) any Loan, Letter of Credit, Loan Document or any obligation of any Loan Party under any Loan Document; (ii) the execution, enforcement, registration, recordation, notarization or other formalization of any of the items described in clause (i); and (iii) any payments of principal, interest, charges, fees or other amounts made on, under or in respect of any of the items described in clause (i).

“Information” has the meaning assigned to such term in Section 9.12.
“Interest Election Request” means a request by any Borrower to convert or continue a Borrowing in accordance with Section 2.07, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date and (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Maturity Date.
“Interest Period” means, with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Revolving Commitment), as any Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means each of JPMCB, Bank of America, N.A., Citibank, N.A., Mizuho Bank, Ltd., The Bank of Nova Scotia, Bank of Montreal, Chicago Branch, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, and each other Lender acceptable to the Administrative Agent and FCX that has entered into an Issuing Bank Agreement, in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). Each Issuing Bank may, in its discretion but with the consent of FCX, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Agreement” means an agreement in the form of Exhibit C, or in any other form reasonably satisfactory to the Administrative Agent, pursuant to which a Lender agrees to act as an Issuing Bank.
“JPMCB” has the meaning assigned to such term in the preamble to this Agreement.
“LC Commitment” means, with respect to any Issuing Bank, the maximum permitted amount of the LC Exposure that may be attributable to Letters of Credit issued by such Issuing Bank. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.01 or, in the case of any Issuing Bank that becomes an Issuing Bank hereunder pursuant to Section 2.06(m), in a written agreement referred to in such Section or, in each case, such other maximum permitted amount with respect to any Issuing Bank as may have been agreed in writing (and notified in writing to the Administrative Agent) by such Issuing Bank and FCX.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Lender-Related Person” has the meaning assigned to such term in Section 9.03(b).
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a lender hereunder pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“Letter of Credit” means (a) any letter of credit issued pursuant to this Agreement and (b) the Existing Letters of Credit.

“Liabilities” means any losses, claims, demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” means this Agreement, the Incremental Facility Agreements and any Guarantee Agreements.
“Loan Parties” means each Borrower and each Subsidiary Guarantor.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Material Acquisition” has the meaning set forth in the definition of “Consolidated EBITDA”.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations or financial condition of FCX and its Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under the Loan Documents.
“Material Company” has the meaning assigned to such term in clause (g) of Article VII.
“Material Disposition” has the meaning set forth in the definition of “Consolidated EBITDA”.
“Material Indebtedness” means Indebtedness, Project Financings or obligations in respect of one or more Hedging Agreements, of FCX and/or any Subsidiary in an aggregate principal amount or amount of Attributable Debt exceeding $250,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of FCX or any Subsidiary in respect of any Hedging Agreement at any time shall be the aggregate amount (giving effect to any netting agreements) that FCX or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” means, with respect to any Lender, the later of (a) May 14, 2031 and (b) if the maturity date is extended for such Lender pursuant to Section 2.21, such extended maturity date as determined pursuant to such Section; provided, however, if any such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Metalstream Transaction” means a transaction in which FCX or any Subsidiary incurs obligations in respect of prepaid production arrangements, prepaid forward sale arrangements or derivative contracts in respect of which FCX or any such Subsidiary receives upfront payments in consideration of an obligation to deliver gold, copper or any other metal mined by FCX and its Subsidiaries (each, a “Qualified Metal”) (or make cash payments based on the value of any Qualified Metal) at a future time. For the avoidance of doubt, a Metalstream Transaction shall for all purposes hereof constitute Indebtedness or Funded Debt solely in the amount that (i) would be reflected as debt on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP or (ii) is not non-recourse to FCX or any such Subsidiary (subject to exceptions under trade terms that FCX has determined in good faith to be customary in transactions similar to a Metalstream Transaction).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.
“Non-Defaulting Lender” means, at any time, any Revolving Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning assigned to such term in Section 2.21(a).
“Non-Indonesian Lender” has the meaning assigned to such term in Section 2.16(o)(i).
“Non-U.S. Lender” means a Lender that is not a U.S. Person.
“Non-Wholly Owned Subsidiary” means any Subsidiary in which FCX directly or indirectly owns Equity Interests which represent less than 100% of the total Equity Interests (other than qualifying shares required to be owned by directors) of such Subsidiary.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, on the immediately preceding Business Day); provided that if neither of such rates are published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further that if any of the aforesaid rates shall be less than zero, the term “NYFRB Rate” shall be deemed to be zero for all purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means the obligations of each of the Borrowers hereunder and of the Borrowers and the other Loan Parties under the other Loan Documents, including, (a) the due and punctual payment by the Borrowers of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii)

each payment required to be made under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and any obligation to provide cash collateral, and (iii) all other monetary obligations of the Borrowers under this Agreement or any other Loan Document, including in respect of fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrowers under or pursuant to this Agreement and each other Loan Document and (c) the due and punctual payment and performance of all of the obligations of each other Loan Party under or pursuant to each of the other Loan Documents.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Oil and Gas Business” means (a) the acquisition, exploration, development, operation and disposition of interests in oil, natural gas and other hydrocarbon properties; (b) the gathering, marketing, treating, processing (but not refining), storage, selling and transporting of any production from those interests; and (c) any activity necessary, appropriate, incidental or reasonably related to the activities described above.
“Oil and Gas Properties” means (a) Hydrocarbon Interests, including with respect to undeveloped Oil and Gas Properties, depths below which any proved reserves are then attributable; (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Lender, any Issuing Bank or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender, such Issuing Bank or the Administrative Agent and the jurisdiction imposing such Taxes (other than a connection arising from such Lender, such Issuing Bank or the Administrative Agent having executed, delivered, enforced, become a party to, performed its obligation under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).
“Other Senior Debt” means unsecured, unsubordinated capital market Indebtedness of FCX ranking on a pari passu basis with the obligations of FCX hereunder that is issued in a registered public offering or a private placement transaction (including pursuant to Rule 144A under the Securities Act).
“Other Taxes” means any and all present or future recording, stamp, court, documentary, excise, filing, transfer, sales, property or similar Taxes, arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate); provided that if such rate shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.
“parent” has the meaning assigned thereto in the definition of “subsidiary”.
“Participant” has the meaning assigned to such term in Section 9.04(c).
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Payment” has the meaning assigned to such term in Section 8.05(f)(i).
“Payment Notice” has the meaning assigned to such term in Section 8.05(f)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Performance Letter of Credit” means any Letter of Credit that is issued (a) to ensure the performance of services and/or the delivery of goods or (b) primarily for the purpose of securing performance obligations of FCX or any Subsidiary to Governmental Authorities, including clean-up and remediation obligations, but in either case, does not secure Indebtedness.
“Permitted Encumbrances” means:
(a) Liens for Taxes not at the time delinquent or which are being contested in compliance with Section 5.04 or secure amounts that are not material to the value of the properties to which such Liens attach (it being understood that for purposes of this paragraph (a), all real properties that consist of multiple parcels but constitute a single asset (i.e., individual project sites consisting of multiple distinct parcels of real property) shall be deemed to be a single real property);
(b) Liens imposed by law, including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04 or secure amounts that are not material to the value of the properties to which such Liens attach (it being understood that for purposes of this paragraph (b), all real properties that consist of multiple parcels but constitute a single asset (i.e., individual project sites consisting of multiple distinct parcels of real property) shall be deemed to be a single real property);
(c) pledges, deposits or Liens under workmen’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or insurance related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements), or in connection with bids, tenders, contracts (other than for borrowed money) or leases, or to secure utilities, licenses, public, regulatory or statutory obligations, or to secure surety, indemnity, judgment, appeal or performance bonds, guarantees of government contracts (or other similar bonds, instruments or obligations), or as security for contested taxes or import or customs duties or for the payment of rent, or other obligations of like nature, in each case incurred in the ordinary course of business;
(d) judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Article VII;
(e) Liens in favor of issuers of surety, performance or other bonds, guarantees or letters of credit or bankers’ acceptances (not issued to support Indebtedness or Attributable Debt) issued pursuant to the request of and for the account of FCX or any Subsidiary in the ordinary course of its business;

(f) encumbrances, ground leases, easements (including reciprocal easement agreements), survey exceptions, or reservations of, or rights of others for, licenses, rights of way, sewers, canals, ditches, water rights, highways, roads, railroads, fences, oil and gas leases, electric lines, data communications, and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects or irregularities in title and similar encumbrances) as to the use of the real properties or Liens incidental to the conduct of the business of FCX and its Subsidiaries or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of FCX and its Subsidiaries (it being understood that for purposes of this paragraph (f), all real properties that consist of multiple parcels but constitute a single asset (i.e., individual project sites consisting of multiple distinct parcels of real property) shall be deemed to be a single real property);
(g) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, leases, area of mutual interest agreements, royalty agreements, marketing agreements, processing agreements, development agreements, and other agreements which are usual and customary in the mining business;
(h) leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights), in each case entered into in the ordinary course of business;
(i) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution;
(j) Liens arising from Uniform Commercial Code financing statement filings (or similar filings in other applicable jurisdictions) regarding operating leases entered into by FCX and its Subsidiaries in the ordinary course of business;
(k) any interest or title of a lessor under any operating lease;
(l) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any government, statutory or regulatory authority, developer, landlord or other third party on property over which FCX or any Subsidiary has easement rights or on any leased property and subordination or similar arrangements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;
(m) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(n) Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(o) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or Liens over cash accounts securing cash pooling arrangements;
(p) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(q) (i) areas of mutual interest, rights of first refusal and preferential purchase rights entered into in the ordinary course of business or (ii) Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, overriding royalty agreements, marketing agreements, processing agreements, net profit agreements, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses, and other agreements, in each case which are customary in the Oil and Gas Business; provided, however, that the granting of any such Lien referred to in clause (ii) does not materially impair the use of the property covered by such Lien or materially impair the value of such property subject thereto;
(r) Liens on pipelines and pipeline facilities that arise by operation of law each of which is in respect of obligations that are not delinquent by more than 30 days or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(s) Liens securing Production Payments and Reserve Sales that are customary in the Oil and Gas Business; provided, however, that such Liens do not extend to any property other than the property that is the subject of such Production Payments and Reserve Sales;
(t) any seaman’s wage Liens (including those of masters) for wages, maintenance and cure, salvage and general average Liens, stevedore’s wages, maritime tort Liens (including personal injury and death), Liens for necessaries and other ordinary course of business Liens of a maritime nature incurred in connection with vessel operations or maintenance, all of the foregoing Liens which are (a) unclaimed, (b) covered by insurance (other than, and after giving effect to, any applicable deductibles in full on such insurance) or (c) being contested in good faith by appropriate action promptly initiated and diligently conducted, if adequate reserves have been maintained in accordance with GAAP;

(u) Liens required by any contract or statute in order to permit FCX or any Subsidiary to perform any contract or subcontract made by it with or at the request of any Governmental Authority;
(v) Liens on cash earnest money deposits made in connection with any letter of intent or purchase agreement; and
(w) Liens on cash, letters of credit and other financial assets pledged to secure obligations under any agreement for the purchase of carbon emission and other similar credits which do not exceed $200,000,000 at any one time outstanding;
provided that, except for Permitted Encumbrances referred to in clause (e) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or Attributable Debt.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P of A-2 or higher or from Moody’s of P-2 or higher;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year after the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any commercial bank which has a short term deposit rating issued by Moody’s of P-2 or higher or by S&P of A-2 or higher;
(d) short-term tax exempt securities rated not lower than MIG-1/+1 by either Moody’s or S&P with provisions for liquidity or maturity accommodations of 183 days or less;
(e) repurchase agreements relating to securities described in clause (a), (b), (c) and (d) above and maturity not less than one year thereafter; and
(f) investments in money market or similar funds with assets of at least $1,000,000,000 and rated Aaa by Moody’s or AAA by S&P.
        “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is subject to the provisions of Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and in respect of which any Borrower or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“primary obligor” as the meaning set forth in the definition of “Guarantee”.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Principal Issuing Bank” means JPMCB, Bank of America, N.A., Citibank, N.A., Mizuho Bank, Ltd., The Bank of Nova Scotia, Bank of Montreal, Chicago Branch, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, and any other Issuing Bank whom FCX and the Administrative Agent agree will be a Principal Issuing Bank (or any of their Affiliates that shall act as Issuing Banks hereunder).
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Process Agent” has the meaning assigned to such term in Section 9.09(d).
“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.
“Production Payments and Reserve Sales” means the grant or transfer by the Borrowers or any Subsidiary to any Person of a royalty, overriding royalty, net profits interest, Production Payment (whether Dollar-Denominated Production Payments or Volumetric Production Payments), partnership or other interest in Oil and Gas Properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists or other providers of technical services.
“Project Financing” means (a) the incurrence of Indebtedness of a Subsidiary, the proceeds of which are applied to fund any new acquisition, exploration, development, construction or expansion by, or upgrades of the assets of, including associated working capital requirements, such Subsidiary (or to refinance Indebtedness or equity financing incurred for such purpose) and that may be secured by the assets of such Subsidiary, (b) the incurrence of Attributable Debt in connection with a sale and leaseback transaction involving such assets

(including any such Attributable Debt incurred to refinance Indebtedness or equity financing of such assets) or (c) the incurrence of Indebtedness or Attributable Debt in connection with an Off-take Financing (including any Indebtedness or Attributable Debt incurred to refinance Indebtedness or equity financing in connection with an Off-take Financing); provided that “Project Financing” shall not include any Indebtedness or Attributable Debt the proceeds of which are applied to acquire a going concern.  As used in this definition, “Off-take Financing” means the incurrence of Indebtedness or Attributable Debt in the form of an agreement to purchase that is entered into by a Subsidiary to support the financing by a third party of the acquisition, exploration, development, construction or expansion by, or upgrades of, assets, including associated working capital requirements, legal title to, or ownership of, which under applicable law is vested in such third party or its affiliates.
“Project Financing Assets” means, with respect to any Project Financing, the assets of the acquisition, exploration, development or expansion, or the assets the upgrade of which is, funded by such Project Financing.
“Project Financing Subsidiary” means, with respect to any Project Financing, the Subsidiary that is the primary obligor in respect of such Project Financing.
“Proscribed Consolidation” has the meaning assigned to such term in Section 6.03(a).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“PTFI” means PT Freeport Indonesia, a limited liability company organized under the laws of the Republic of Indonesia.
“PTFI Exposure Cap” means $500,000,000.
“Qualified Stock” means, with respect to any Person, any Equity Interests of such Person that are not Disqualified Stock.
“Receivables Facility” means any of one or more receivables financing facilities or other transactions providing for the discounting, sale, transfer or other disposition of receivables, as amended, supplemented, modified, extended, renewed, restated, refunded, replaced or refinanced from time to time, the Indebtedness of which is non-recourse (except for Standard Receivables Facility Undertakings) to FCX or any Subsidiary (other than any Receivables Subsidiary), pursuant to which FCX or any of the Subsidiaries discounts, sells, transfers or otherwise disposes of its accounts, payment intangibles and related assets or interests therein to either (a) a Person that is not a Subsidiary or (b) a Receivables Subsidiary that in turn sells its accounts, payment intangibles and related assets to a Person that is not a Subsidiary. For the avoidance of doubt, a Receivables Facility shall for all purposes hereof constitute Indebtedness or Funded Debt solely in the amount that would be reflected as debt on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP.
“Receivables Facility Repurchase Obligation” means any obligation of FCX or a Subsidiary that is a seller of assets in a Receivables Facility to repurchase the assets it sold thereunder as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.
“Receivables Subsidiary” means any Subsidiary formed solely for the purpose of engaging, and that engages only, in one or more Receivables Facilities.
“Reference Period” has the meaning set forth in the definition of “Consolidated EBITDA”.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate, such Benchmark is Daily Simple SOFR, then four U.S. Government Securities Business Days prior to such setting or (3) if such Benchmark is none of the Term SOFR Rate or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning assigned to such term in Section 9.04(b)(iv).
“Regulatory Authority” has the meaning assigned to such term in Section 9.12.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.
“Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Term SOFR Rate or (ii) with respect to any RFR Borrowing, the Daily Simple SOFR, as applicable.
“Replacement Lender” has the meaning assigned to such term in Section 2.21(c).
“Reporting Person” has the meaning assigned to such term in Section 5.01.
“Requesting Borrower” has the meaning assigned to such term in Section 2.06(c).
“Required Lenders” means, at any time, Lenders having Revolving Exposures, and Unfunded Revolving Commitments representing more than 50% of the aggregate Revolving Exposures and Unfunded Revolving Commitments at such time.
“Required Subsidiary Guarantor” means, at any time, each Subsidiary (other than a Subsidiary that is a Borrower) that at such time is a guarantor of obligations of FCX under any bank credit facility of FCX or any Other Senior Debt that constitutes Material Indebtedness; provided, however, that a Subsidiary will cease to be a Required Subsidiary Guarantor (and may thereafter be released from its obligations under the Guarantee Agreement in accordance with the provisions of Section 11.02) at such time, if any, as (and only for such periods as) such Subsidiary Guarantor no longer guarantees any obligations of FCX in respect of any bank credit facility of FCX or any Other Senior Debt.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Response Date” has the meaning assigned to such term in Section 2.21(a).
“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of all the Revolving Commitments.
“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 or increased from time to time pursuant to Section 2.20 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04; provided that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment. The initial amount of each Lender’s Revolving Commitment is set forth opposite such Lender’s name on Schedule 2.01, or in the Assignment and Assumption or Incremental Facility Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments is $3,000,000,000.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Lender Parent” means, with respect to any Revolving Lender, any Person in respect of which such Lender is a subsidiary.
“Revolving Loan” means a Loan made pursuant to Section 2.01.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“S&P” means Standard & Poor’s Financial Services LLC, a division of S&P Global Inc., and its successors.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any countrywide or territory wide Sanctions (at the time of this Agreement, the so- called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran and North Korea).
“Sanctioned Person” means, at any time, any Person that is the subject of any Sanctions, including (a) any Person that is, or is 50% or more owned by Persons that are, named on a Sanctions-related list maintained by the U.S. government, including by the U.S. Department of State or OFAC, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or the Government of Canada or (b) any Person located, organized or resident in a Sanctioned Country.
“Sanctions” means comprehensive economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or (c) the Government of Canada.
“SEC” means the United States Securities and Exchange Commission.
“second currency” has the meaning assigned to such term in Section 9.13.
“Securities Act” means the United States Securities Act of 1933.
“Significant Subsidiary” means any Subsidiary that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act, as amended.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.
“Specified Foreign Entity” means a “specified foreign entity” within the meaning of Code section 7701(a)(51)(B).

“Specified PTFI Obligations” means the obligations of PTFI hereunder (a) to pay the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to PTFI, when and as due, (b) to make each payment in respect of any Letter of Credit requested by PTFI, when and as due, including payments in respect of reimbursement of disbursements, interest thereon, and any obligation to provide cash collateral and (c) to pay amounts payable under Sections 2.14, 2.15 and 2.16, that are directly attributable to Loans made to PTFI or Letters of Credit issued at the request of PTFI hereunder.
“Standard Receivables Facility Undertakings” means representations, warranties, covenants and indemnities entered into by FCX or any Subsidiary that FCX has determined in good faith to be customary in financings similar to a Receivables Facility, including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Facility Repurchase Obligation shall be deemed to be a Standard Receivables Facility Undertaking.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the equity or more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of FCX.
“Subsidiary Guarantor” means each Subsidiary that Guarantees the Obligations under the Credit Agreement pursuant to a Guarantee Agreement, provided that, for purposes only of Section 6.01 and 6.02 hereof, no Subsidiary becoming a Subsidiary Guarantor after the Closing Date (other than a Required Subsidiary Guarantor) shall be considered a Subsidiary Guarantor unless each of the conditions set forth in Section 11.01 with respect to such Subsidiary shall have been met, and provided further that, for all purposes of this Agreement and the Loan Documents, no Guarantor Termination shall be effective with respect to any Subsidiary Guarantor unless each of the conditions set forth in Section 11.02 with respect to such Subsidiary shall have been met.
“Successor Company” has the meaning assigned to such term in Section 6.03(a).
“Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent for the Lenders hereunder.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees and other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Term SOFR Rate.
“Term SOFR Determination Day” has the meaning assigned to such term under the definition of Term SOFR Reference Rate.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator; provided that if the Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Total Debt” means, as of any date, the sum as of such date of (a) the aggregate principal amount of Funded Debt of FCX and the Subsidiaries outstanding as of such date, in the amount that would be reflected as a liability on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, provided, however, that for the avoidance of doubt, Funded Debt shall exclude fair value adjustments under the acquisition method to book balances of Indebtedness, plus (b), without duplication of amounts included in clause (a), the aggregate amount of Attributable Debt of FCX and the Subsidiaries outstanding as of such date, minus (c) the sum of (i) the aggregate amount of Available Domestic Cash, if any, in excess of $300,000,000 and (ii) 85% of the aggregate amount of Available Foreign Cash.
“Total Leverage Ratio” means, on any date, the ratio of (a) Total Debt as of the last day of the fiscal quarter of FCX ended on such date or most recently prior to such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of FCX ended on such date or most recently prior to such date.

“Transactions” means, collectively, (a) the execution and delivery by each of FCX and PTFI of the Loan Documents to which it is to be a party and (b) the repayment in full of all obligations under the Existing Revolving Credit Agreement and the termination of all commitments thereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Term SOFR Rate, the Alternate Base Rate or Daily Simple SOFR.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(D)(2).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Revolving Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Exposure.
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Loan Party and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Type (e.g., a “Term Benchmark Loan” or a “Term Benchmark Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and to any successor law or regulation, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if FCX notifies the Administrative Agent that FCX requests an amendment to any provision hereof (other than Section 5.01(a) or 5.01(b)) to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies FCX that the Required Lenders request an amendment to any provision hereof (other than Section 5.01(a) or 5.01(b)) for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided further that if at any time of delivery of financial statements under Section 5.01(a) or 5.01(b) GAAP as applied under the other provisions hereof shall as a result of the operation of this Section 1.04 be different from that used in such financial statements, FCX shall deliver together with such financial statements a reconciliation in reasonable detail of such financial statements to such different GAAP.

SECTION 1.05. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.06. Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.13(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.07. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to each of (x) FCX and (y) subject to Section 10.02(h), PTFI, in each case from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the aggregate Revolving Exposure attributable to Loans made to PTFI and Letters of Credit issued at the request of PTFI exceeding the PTFI Exposure Cap. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Term Benchmark Loans as the applicable Borrower may request in accordance herewith. Each Lender at its option may make any Term Benchmark Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.
(c) At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of 14 Term Benchmark Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).
(d) Notwithstanding any other provision of this Agreement, none of the Borrowers shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03. Requests for Borrowings. To request a Borrowing, a Borrower shall notify the Administrative Agent of such request by telephone (x) in the case of a Term Benchmark Borrowing, not later than 10:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (y) in the case of an ABR

Borrowing, including to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic transmission or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the aggregate amount of such Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing;
(iv) in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
(v) the location and number of the applicable account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04; and
(vi) in the case of a Borrowing requested to finance the reimbursement of a Letter of Credit as provided in Section 2.06(e), the identity of the Issuing Bank that has issued such Letter of Credit.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Notwithstanding the foregoing, in no event shall any Borrower be permitted to request pursuant to this Section 2.03 prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Section 2.13(a) or 2.13(b), as applicable).
SECTION 2.04. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by (a) in the case of a Term Benchmark Borrowing, 1:00 p.m., New York City time or (b) in the case of an ABR Borrowing, 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such funds transferred to it available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in New York City, or, in the case of PTFI, to such other account as may be required by applicable law or regulation, in each case that is designated by such Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.06(e) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.
(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available at such time in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05. [Reserved].

SECTION 2.06. Letters of Credit. (a) General. (i) Subject to the terms and conditions set forth herein, each of (x) FCX and (y) subject to Section 10.02(h), PTFI may request the issuance of Letters of Credit for its own account or for the account of any Subsidiary of such Borrower, in each case in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Availability Period.

(ii) On the Closing Date, each Issuing Bank that has issued an Existing Letter of Credit shall be deemed, without further action by any party hereto, to have granted to each Revolving Lender and each Revolving Lender shall be deemed to have purchased from such Issuing Bank a participation in such Existing Letter of Credit in accordance with paragraph (d) below. The applicable Issuing Banks and the Lenders that are also party to the Existing Revolving Credit Agreement agree that concurrently with such grant, the participations in the Existing Letters of Credit granted to such Lenders under the Existing Revolving Credit Agreement, as applicable, shall be automatically canceled without further action by any of the parties thereto. On and after the Closing Date, each Existing Letter of Credit shall constitute a Letter of Credit for all purposes hereof. Any Lender that has issued an Existing Letter of Credit but has not entered into an Issuing Bank Agreement shall have the rights of an Issuing Bank as to such Letter of Credit for purposes of this Section 2.06.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying (1) the date of issuance, amendment or extension (which shall be a Business Day), (2) the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), (3) the amount of such Letter of Credit, (4) the name and address of the beneficiary thereof, (5) whether such Letter of Credit is a Financial Letter of Credit or a Performance Letter of Credit (subject to confirmation of such status by the applicable Issuing Bank) and (6) such other information as shall be necessary to prepare, amend or extend such Letter of Credit. If requested by an Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request to it for a Letter of Credit. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any such letter of credit application, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the LC Exposure shall not exceed $1,500,000,000, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) in the case of any Letter of Credit to be issued, amended or extended at the request of PTFI, the total Revolving Exposures in respect of Loans made to PTFI and outstanding Letters of Credit requested by PTFI shall not exceed the PTFI Exposure Cap. Each determination by the applicable Issuing Bank as to whether a Letter of Credit constitutes a Financial Letter of Credit or a Performance Letter of Credit shall be conclusive and binding upon the Borrowers and the Lenders. Notwithstanding anything to the contrary in this Agreement, no Issuing Bank shall be under any obligation to issue amend or extend any Letter of Credit if: (a) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing, amending or extending the Letter of Credit, or any law, rule, regulation or treaty applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance, amendment or extension of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Bank in good faith deems material to it; (b) the issuance, amendment or extension of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; (c) the Issuing Bank does not as of the issuance date of the requested Letter of Credit issue, amend or extend Letters of Credit in the requested currency; or (d) any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Bank (in its sole discretion) with the applicable Borrower or such Lender to eliminate the Issuing Bank’s actual or potential fronting exposure (after giving effect to Section 2.19) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued, amended or extended or that Letter of Credit and all other LC Exposure as to which the Issuing Bank has actual or potential fronting exposure, as it may elect in its sole discretion.
(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one year after such extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, however, that a Letter of Credit may, upon the request of the Borrower that shall have requested such Letter of Credit (a “Requesting Borrower”), include a provision whereby such Letter of Credit shall be extended automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the applicable Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiration date that such Letter of Credit will not be extended. Notwithstanding the foregoing, any Letter of Credit issued hereunder may, in the sole discretion of the applicable Issuing Bank, expire after the fifth Business Day prior to the Maturity Date but on or before the date that is 90 days after the Maturity Date; provided that each Borrower hereby agrees that the applicable Borrower shall provide cash collateral in an amount equal to 102% of the LC Exposure in respect of any such outstanding Letter of Credit to the applicable Issuing Bank at least 30 days prior to the Maturity Date, which such amount shall be (A) deposited by the applicable Borrower in an account with and in the name of such Issuing Bank and (B) held by such Issuing Bank for the satisfaction of such Borrower’s reimbursement obligations in respect of such Letter of Credit until the expiration of such Letter of Credit. Any Letter of Credit issued with an expiration date beyond the fifth Business Day prior to the Maturity Date shall, to the extent of any undrawn amount remaining thereunder on the Maturity Date, cease to be a “Letter of Credit” outstanding under this Agreement for purposes of the Revolving Lenders’ obligations to participate in Letters of Credit pursuant to clause (d) below.
(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit extending the term or increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligations to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Requesting Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if such Requesting Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by such Requesting Borrower prior to such time on such date, then not later than (i) 2:00 p.m., New York City time, on the Business Day that such Requesting Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time on the day of receipt, or (ii) 12:00 noon, New York City time, on the Business Day immediately following the day that such Requesting Borrower receives such notice, if such notice is not received prior to 10:00 a.m., New York City time, on the day of receipt; provided that such Requesting Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Borrowing in an equivalent amount and, to the extent so financed, such Requesting Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing. If a Requesting Borrower fails to make such a payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from such Requesting Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from such Requesting Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from a Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.
(f) Obligations Absolute. The Borrowers’ obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g) Disbursement Procedures. Each Issuing Bank shall, within the period stipulated by the terms and conditions of the Letter of Credit, following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. After such examination, each Issuing Bank shall promptly notify the Administrative Agent and the Requesting Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Requesting Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.
(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Requesting Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Requesting Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Requesting Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.
(i) Replacement and Resignation of an Issuing Bank. (i) An Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.
(ii)Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrowers and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.
(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day on which the Borrowers receive notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Collateral Account”), an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (g) or (h) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement, and the Borrowers hereby grant the Lenders a security interest in all funds and investments in such account to secure such obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived. If the Borrowers are required to provide an amount of cash collateral hereunder pursuant to the provisions of Section 2.10(b) or (c), the foregoing provisions will apply thereto, and, provided that no Event of Default has occurred and is continuing, such cash collateral will be returned to the Borrowers at their request to the extent such cash collateral is not then required to comply with Section 2.10(b) or (c). In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrowers shall promptly deposit into the Collateral Account an amount in cash equal to the amount of such LC Exposure as of such date plus any accrued and unpaid interest thereon.
(k) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the fifth Business Day of each calendar month, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding month, including all issuances, extensions and amendments, all expirations and cancelations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend or extend any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letters of Credit to be issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Requesting Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.
(l) Issuing Bank Exposure Limitation. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue Letters of Credit if, at the time of and after giving effect to such issuance, the aggregate amount of LC Exposure attributable to Letters of Credit issued by such Issuing Bank would exceed such Issuing Bank’s LC Commitment.
(m) Designation of Additional Issuing Banks. The Borrowers may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity. The acceptance by a Lender of an appointment as an Issuing Bank hereunder shall be evidenced by entry into an Issuing Bank Agreement and, from and after the effective date of such Issuing Bank Agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.
(n) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,”

“customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrowers and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrowers hereby acknowledge that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or deemed by Section 2.03, and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or deemed by Section 2.03. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic transmission or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the applicable Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02 (including with respect to minimum amounts and borrowing multiples relating to any resulting Borrowing):
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
Notwithstanding the foregoing, in no event shall any Borrower be permitted to request pursuant to this Section 2.07(c) prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to the Term SOFR Rate, an RFR Loan (it being understood and agreed that Daily Simple SOFR shall only apply to the extent provided in Sections 2.13(a) and 2.13(b), as applicable).
(d) Promptly following receipt of an Interest Election Request with respect to a Borrowing, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be deemed to have an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrowers, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, each Term Benchmark Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination, Reduction and Conversion of Commitments. (a) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.
(b) FCX may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) FCX shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of Loans and provision of cash collateral, in each case in accordance with Section 2.10(b), the aggregate Revolving Exposures (excluding the LC Exposure with respect to which cash collateral has been provided in accordance with Section 2.10(b)) would exceed the total Revolving Commitments.
(c) FCX shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section, at least three Business Days prior to the effective date of such termination or reduction, specifying such election or reduction and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by FCX pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by FCX may state that such notice is conditioned upon the effectiveness of other financings or of asset dispositions, in which case such notice may be revoked by FCX (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with the amounts of their individual Revolving Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Maturity Date.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns); provided that the failure of any Lender to maintain such promissory notes or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

SECTION 2.10. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to the requirements of this Section and to the making of any payment required under Section 2.15.

(b) In the event and on each occasion on or prior to the Maturity Date that the sum of the Revolving Exposures exceeds the total Revolving Commitments, the Borrowers shall prepay the Borrowings in an aggregate amount equal to such excess on the date such excess occurs; provided that if no Borrowings are outstanding and the LC Exposure exceeds the total Revolving Commitments, the Borrowers shall provide cash collateral in an aggregate amount equal to such excess in accordance with Section 2.06(j)
(c) In the event and on each occasion on or prior to the Maturity Date that the sum of the Revolving Exposures in respect of (i) Loans made to PTFI and (ii) Letters of Credit requested by PTFI exceeds the PTFI Exposure Cap, PTFI shall prepay its Borrowings in an aggregate amount equal to such excess; provided that if no Borrowings of PTFI are outstanding and the LC Exposure in respect of Letters of Credit requested by PTFI exceeds the PTFI Exposure Cap, then PTFI shall provide cash collateral in an aggregate amount equal to such excess in accordance with Section 2.06(j).
(d) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrowers shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (e) of this Section.
(e) The applicable Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of a Term Benchmark Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of optional voluntary prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and any break funding payments required by Section 2.15.
SECTION 2.11. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the daily average unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable quarterly in arrears on the fifteenth day following the last day of March, June, September and December of each year, and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans and LC Exposure of such Lender.
(b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to such Lender’s participation in Letters of Credit requested by such Borrower, which shall accrue on the average daily amount of such Lender’s LC Exposure in respect of Performance Letters of Credit and Financial Letters of Credit (excluding, in each case, any LC Exposure attributable to unreimbursed LC Disbursements) at the Applicable Rate for Performance Letters of Credit or Financial Letters of Credit, as the case may be, during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates separately agreed upon between the Borrowers and each Issuing Bank on the average daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate (and, if later, the date on which there ceases to be any Revolving Exposure) and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.
(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. Each RFR Loan shall bear interest at a rate per annum equal to the Daily Simple SOFR plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, on and after the date the Required Lenders so request, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(d) Accrued interest on each Loan made to a Borrower shall be payable by such Borrower in arrears on each Interest Payment Date for each such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e) Interest computed by reference to the Term SOFR Rate or Daily Simple SOFR and the Alternate Base Rate (except when based on the Prime Rate) hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Term SOFR Rate or Daily Simple SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.13, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate (including because the Term SOFR Reference Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple SOFR; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period or (B) at any time, Daily

Simple SOFR will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;
then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 2.13(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.07 or a new Borrowing Request in accordance with the terms of Section 2.03, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan.
(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent in consultation with the Borrowers will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d) The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.
(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, such Borrower will be deemed to have converted any request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to an ABR Borrowing. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.13, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, an ABR Loan.

SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank;
(ii)impose on any Lender or any Issuing Bank or the applicable offshore interbank market any other condition (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii) subject any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes that are income or franchise Taxes imposed on (or measured by) the net income of such Lender or that are branch profits Taxes) on its Loans, loan principal, Letters of Credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), in each case by or in an amount which such Lender in its sole judgment deems material in the context of this Agreement and its Loans or participations in Letters of Credit hereunder, then the relevant Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), by an amount which such Lender in its sole judgment deems to be material in the context of this Agreement and its Loans, Commitments and participations in Letters of Credit hereunder, then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or such Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments.

(a) With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(e) and is revoked in accordance therewith) or (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 2.18 or Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
(b) With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(e) and is revoked in accordance therewith) or (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by any Borrower pursuant to Section 2.18 or Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The relevant Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes, except as required by applicable law (as determined in the good faith discretion of the applicable Withholding Agent); provided that if any Withholding Agent shall be so required to deduct any Indemnified Taxes from such payments, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Withholding Agent shall make such deductions and (iii) such Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) Each Borrower and any other Loan Party shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, both (i) Indemnified Taxes that are Indonesian Taxes (other than Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document) and (ii) Other Taxes.
(c) The Loan Parties shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, or that are required to be withheld or deducted from a payment thereto by or on account of any obligation of a Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Loan Parties shall not be obligated to make payment to the Administrative Agent or any Lender or Issuing Bank pursuant to this Section in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes if such penalties, interest or other liabilities are attributable to the gross negligence or willful misconduct of the Administrative Agent, such Lender or such Issuing Bank; provided, further, that no Non-Indonesian Lender that is a permitted assignee shall be entitled to receive, with respect to Indonesian Taxes that are withholding Taxes with respect to payments of interest on such Non-Indonesian Lender’s Loans, any greater payment under this Section 2.16 than such Non-Indonesian Lender’s assignor would have been entitled, immediately before the applicable assignment, to receive under this Section 2.16 with respect to the rights assigned or otherwise transferred to such Non-Indonesian Lender. A certificate as to the amount of such payment or liability, including a calculation thereof determined in the sole discretion of the Lender, the Issuing Bank or the Administrative Agent, delivered to a Loan Party by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority (and in the case of Indonesian Taxes, not later than 90 days after the date on which such payment is made), such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Each Lender shall severally indemnify the Administrative Agent for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrowers or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered by such Lender pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrowers and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as is reasonably requested by the Borrowers and the Administrative Agent, on or prior to the date on which such Lender becomes a party hereto) duly completed and executed copies of whichever of the following is applicable:
    (A) in the case of a Lender that is a U.S. Person, executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding Tax;
    (B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
    (C) in the case of a Non-U.S. Lender for which payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, executed copies of IRS Form W-8ECI;
    (D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, and (2) a certificate substantially in the form of Exhibit E1- E-4 (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
    (E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender), (1) executed copies of IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of each such partner; or
    (F) any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation as is necessary to enable the Borrowers or the

Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g) Specified Foreign Entity. Each Lender represents solely as of the date such Person becomes a party to this Agreement, solely to its knowledge, that it is not a Specified Foreign Entity. Within 30 days upon a Borrower’s reasonable written request, each Lender shall inform such Borrower whether, to its knowledge, such Lender is a Specified Foreign Entity (but for the avoidance of doubt such Lender shall not be required to provide any documentation or other information related to such determination).
(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund and/or credit of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay an amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.
(i) Nothing contained in this Section 2.16 shall require the Administrative Agent, any Issuing Bank or any Lender (or permitted assignee or Participant) to make available any of its Tax returns or any other information that it deems to be confidential or proprietary, to any Loan Party or any other Person.

(j) Each party’s obligations under this Section 2.16 shall survive any resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.
(k) For purposes of Sections 2.16(e) and (f), the term “Lender” includes any Issuing Bank.
(l) For purposes of this Section 2.16, the term “applicable law” includes FATCA.
(m) Without in any way affecting PTFI’s obligations under the other provisions of this Section 2.16, PTFI, at the request of any Lender (or permitted assignee or Participant), any Issuing Bank or the Administrative Agent, promptly furnish to such Lender (or permitted assignee or Participant), such Issuing Bank or the Administrative Agent any other information, documents and receipts that such Lender (or permitted assignee or Participant), such Issuing Bank or the Administrative Agent may require to establish to its satisfaction that full and timely payment has been made of all Indonesian Taxes required to be paid hereunder.
(n) PTFI shall notify the Lenders (through the Administrative Agent) promptly upon becoming aware of the application or imposition, or scheduled future application or imposition, of Indonesian Taxes; and each Lender (if not theretofore notified by PTFI) shall notify PTFI of any such application or imposition which becomes known to its officers then supervising the Loans of such Lender hereunder as part of their normal duties and of any change of its lending office or establishment or closing of a branch in Indonesia by such Lender which would give rise to the application or imposition of Indonesian Taxes.
(o) (i) Each Lender (or permitted assignee or Participant) having its principal office and applicable lending office outside of Indonesia (a “Non-Indonesian Lender”) shall use reasonably diligent efforts to deliver to PTFI appropriate forms, duly completed, evidencing such Non-Indonesian Lender’s entitlement (if any) under any applicable tax treaty to a reduced rate of withholding of Indonesian Taxes with respect to payments of interest on Loans of such Non-Indonesian Lender (which, in the case of any Non-Indonesian Lender that is organized under the laws of the United States or any State thereof, including the District of Columbia, shall be both IRS Form 6166 (or any successor form thereto) and Indonesian Tax Form DGT Page 1 (or any successor form thereto)) on or prior to (i) the 90th day following (A) the date hereof or (B) in the case of any such Non-Indonesian Lender that is a permitted assignee or Participant, the date such Non-Indonesian Lender becomes a permitted assignee or Participant, and (ii) the anniversary day, in each subsequent year, of the applicable date in subsection (i); provided that in the event a Non-Indonesian Lender is a disregarded entity for U.S. federal income tax purposes, such forms shall be delivered by such Lender’s regarded parent. Following delivery by a Non-Indonesian Lender to PTFI of the appropriate forms referenced in the preceding sentence of this Section 2.16(o), duly completed, PTFI is authorized to file such forms with the appropriate Indonesian taxing authorities in order to obtain a reduced rate of withholding of Indonesian Taxes with respect to payments of interest on Loans of such Non-Indonesian Lender.
(ii) Each Non-Indonesian Lender shall use reasonably diligent efforts to deliver to PTFI such certificates, forms or other documents as may be necessary under any other provision of applicable law (including any amendment, modification or supplement to IRS Form 6166 or such analogous form referred to in the second preceding sentence) to reduce the withholding rate of Indonesian Taxes with respect to payments of interest on Loans of such Non-Indonesian Lender on or by the 90th day following the date on which PTFI shall have delivered to such Non-Indonesian Lender written notice of the existence of such provision of applicable law together with a copy thereof (accompanied by a sworn English translation if such provision of applicable law is not in English); provided, however, that such Non-Indonesian Lender shall not be required to deliver any such certificate, form or other document that would, in the reasonable judgment of such Non-Indonesian Lender, be otherwise disadvantageous to such Non-Indonesian Lender; and provided further that such Non-Indonesian Lender shall have no obligation to deliver any such certificates, forms or other documents that it is not legally able to deliver or with respect to information deemed by such Non-Indonesian Lender to be confidential or proprietary.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursements of LC Disbursements, or of amounts payable under Section 2.14, 2.15, 2.16 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its applicable office or offices as described in the Administrative Questionnaire provided by the Administrative Agent to the applicable Borrower from time to time, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.
(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the NYFRB Rate.
(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04, 2.06(d) or (e), 2.17(d) or 9.03(d), or fail to purchase participations in the Loans of the other Lenders required to be purchased by it pursuant to Section 2.17(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to

Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.14, if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, if the Borrower determines in good faith at its sole discretion that it or any of its Subsidiaries would be subject to material adverse tax consequences as a result of a Lender being a Specified Foreign Entity, if any Lender has become a Defaulting Lender or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then FCX may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to one or more assignees that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, each Principal Issuing Bank, which consents shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments, and (iv) in the case of any such assignment resulting from the failure to provide a consent, the assignee shall have given such consent and the fee required under Section 9.04(b)(ii)(C) shall have been paid by such assignee or by the Borrowers. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver, consent or approval by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that (A) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue pursuant to Section 2.11(a) on the unused amount of the Revolving Commitment of such Defaulting Lender;
(b) the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other requisite Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that any amendment, waiver or other modification requiring the consent of all Lenders or all Lenders affected thereby shall, except as otherwise provided in Section 9.02, require the consent of such Defaulting Lender in accordance with the terms hereof;
(c) if any LC Exposure exists at the time such Revolving Lender becomes a Defaulting Lender then:
(i)the LC Exposure of such Defaulting Lender shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that (x) the sum of all Non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s LC Exposure does not exceed the sum of all Non-Defaulting Lenders’ Revolving Commitments and, for the avoidance of doubt, (y) such reallocation does not, as to any Non-Defaulting Lender, cause such Non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment; provided, that subject to Section 9.18, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation;
(ii)if (x) an Event of Default has occurred and is continuing or (y) the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks the portion of such Defaulting Lender’s LC Exposure that has not been reallocated in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay participation fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such portion of such Defaulting Lender’s LC Exposure for so long as such Defaulting Lender’s LC Exposure is cash collateralized;
(iv) if any portion of the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.11(a) and 2.11(b) shall be adjusted to give effect to such reallocation; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment utilized by such LC Exposure) and participation fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks (and allocated among them ratably based on the amount of such Defaulting Lender’s LC Exposure attributable to Letters of Credit issued by each Issuing Bank) until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d) so long as such Revolving Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or extend any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be fully covered by the Revolving Commitments of the Non-Defaulting Lenders and/or cash collateral provided by the Borrowers in accordance with Section 2.19(c), and, so long as no Event of Default has occurred and is continuing, participating interests in any such issued, amended, reviewed or extended Letter of Credit will be allocated among the Non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and such Defaulting Lender shall not participate therein).
In the event that (a) a Bankruptcy Event with respect to a Revolving Lender Parent shall have occurred following the date hereof and for so long as such Bankruptcy Event shall continue or (b) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or extend any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrowers or such Revolving Lender satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrowers and each Issuing Bank each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.20. Incremental Revolving Commitments. (a) FCX may on one or more occasions, by written notice to the Administrative Agent, request, during the Revolving Availability Period, the establishment of Incremental Revolving Commitments, provided that the aggregate amount of all the Incremental Revolving Commitments established hereunder shall not exceed $750,000,000. Each such notice shall specify (i) the date on which FCX proposes that the Incremental Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (ii) the amount of the Incremental Revolving Commitments being requested (it being agreed that (A) any Lender approached to provide any Incremental Revolving Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Commitment and (B) any Person that FCX proposes to become an Incremental Revolving Lender must be reasonably acceptable to the Administrative Agent and each Principal Issuing Bank).

(b) The terms and conditions of any Incremental Revolving Commitments and Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Commitments and Loans and other extensions of credit made thereunder, and shall be treated as a single class with such Revolving Commitments and Loans.
(c) The Incremental Revolving Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by each Borrower, each Incremental Revolving Lender providing such Incremental Revolving Commitments and the Administrative Agent; provided that no Incremental Revolving Commitments shall become effective unless (i) no Default shall have occurred and be continuing at the time of, and immediately after giving effect to, the effectiveness of such Incremental Revolving Commitments and the making of Loans and issuance of Letters of Credit thereunder to be made on such date, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents (other than the representations and warranties set forth in Section 3.04(b)) shall be true and correct in all material respects on and as of the date of such effectiveness, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, (iii) after giving effect to such Incremental Revolving Commitments and the making of Loans and other extensions of credit thereunder to be made on the date of effectiveness thereof and assuming that all Incremental Revolving Commitments are fully drawn, the Borrowers shall be in pro forma compliance with the financial covenant set forth in Section 6.06, (iv) the Borrowers shall make any payments required to be made pursuant to Section 2.15 in connection with such Incremental Revolving Commitments and the related transactions under this Section and (v) the Borrowers shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section.
(d) Upon the effectiveness of an Incremental Revolving Commitment of any Incremental Revolving Lender, (i) such Incremental Revolving Lender shall be deemed to be a “Revolving Lender” hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders hereunder and under the other Loan Documents, and (ii)(A) such Incremental Revolving Commitment shall constitute (or, in the event such Incremental Revolving Lender already has a Revolving Commitment, shall increase) the Revolving Commitment of such Incremental Revolving Lender and (B) the aggregate Revolving Commitment shall be increased by the amount of such Incremental Revolving Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Commitment, the Revolving Exposure of the Incremental Revolving Lender holding such Commitment, and the Applicable Percentage of all the Revolving Lenders, shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Commitments, each Revolving Lender shall assign to each Incremental Revolving Lender holding such Incremental Revolving Commitment, and each such Incremental Revolving Lender shall purchase from each Revolving Lender, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans and participations in Letters of Credit outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and funded participations in Letters of Credit will be held by all the Revolving Lenders (including such Incremental Revolving Lenders) ratably in accordance with their Applicable Percentages after giving effect to the effectiveness of such Incremental Revolving Commitment.
(f) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from FCX referred to in Section 2.20(a) and of the effectiveness of any Incremental Revolving Commitments, in each case advising the Lenders of the details thereof and of the Applicable Percentages of the Revolving Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.20(e).

SECTION 2.21. Extension of Maturity Date. (a) FCX may, by delivering an Extension Request to the Administrative Agent (who shall promptly deliver a copy to each of the Lenders), not less than 30 days in advance of the Maturity Date in effect at such time (the “Existing Maturity Date”), request that the Lenders extend the Existing Maturity Date to the first anniversary of such Existing Maturity Date. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given not later than the date that is the 20th day after the date of the Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Administrative Agent in writing whether or not such Lender agrees to the requested extension. Each Lender that advises the Administrative Agent that it will not extend the Existing Maturity Date is referred to herein as a “Non-Extending Lender”; provided, that any Lender that does not advise the Administrative Agent of its consent to such requested extension by the Response Date and any Lender that is a Defaulting Lender on the Response Date shall be deemed to be a Non-Extending Lender. The Administrative Agent shall notify the Borrower, in writing, of the Lenders’ elections promptly following the Response Date. The election of any Lender to agree to such an extension shall not obligate any other Lender to so agree. The Maturity Date may be extended no more than two times pursuant to this Section 2.21.

(b) If (and only if), by the Response Date, Lenders holding Commitments that aggregate more than 50% of the total Commitments shall have agreed to extend the Existing Maturity Date (each such consenting Lender, an “Extending Lender”), then effective on and as of the effective date of the applicable extension under this Section 2.21, the Maturity Date for such Extending Lenders shall be extended to the first anniversary of the Existing Maturity Date (subject to satisfaction of the conditions set forth in Section 2.21(d)). In the event of such extension, the Commitment of each Non-Extending Lender shall terminate on the Existing Maturity Date in effect for such Non-Extending Lender prior to such extension and the outstanding principal balance of all Loans and other amounts payable hereunder to such Non-Extending Lender shall become due and payable on such Existing Maturity Date and, subject to Section 2.21(c) below, the total Commitments hereunder shall be reduced by the Commitments of the Non-Extending Lenders so terminated on such Existing Maturity Date.

(c) In the event of any extension of the Existing Maturity Date pursuant to Section 2.21(b), FCX shall have the right on or before the Existing Maturity Date, at its own expense, to require any Non-Extending Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights (other than its rights to payments pursuant to Section 2.14, Section 2.15, Section 2.16 or Section 9.03 arising prior to the effectiveness of such assignment) and obligations under this Agreement to one or more banks or other financial institutions identified to the Non-Extending Lender by the Borrower, which may include any existing Lender (each a “Replacement Lender”); provided that (i) such Replacement Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and each Principal Issuing Bank (such approvals to not be unreasonably withheld) to the extent the consent of the Administrative Agent or the Issuing Banks would be required to effect an assignment under Section 9.04(b), (ii) such assignment shall become effective as of a date specified by FCX (which shall not be later than the Existing Maturity Date in effect for such Non-Extending Lender prior to the effective date of the requested extension) and (iii) the Replacement Lender shall pay to such Non-Extending Lender in immediately available funds on the effective date of such assignment the principal of and interest accrued to the date of payment on the outstanding principal amount Loans made by it hereunder and all other amounts accrued and unpaid for its account or otherwise owed to it hereunder on such date.
(d) As a condition precedent to each such extension of the Existing Maturity Date pursuant to Section 2.21(b), FCX shall (i) deliver to the Administrative Agent an officer’s certificate certifying that, as of such date, both before and immediately after giving effect to such extension, (A) the representations and warranties set forth in this Agreement shall be true and correct (other than the representations and warranties set forth in Section 3.04(b)) and (B) no Default or Event of Default shall have occurred and be continuing and (ii) first make such prepayments of the outstanding Loans and second provide such cash collateral (or make such other arrangements satisfactory to the applicable Issuing Bank) with respect to the outstanding Letters of Credit as shall be required such that, after giving effect to the termination of the Commitments of the Non-Extending Lenders pursuant to Section 2.21(b) and any assignment pursuant to Section 2.21(c), the aggregate Revolving Exposure less the face amount of any Letter of Credit supported by any such cash collateral (or other satisfactory arrangements) so provided does not exceed the aggregate amount of Commitments being extended.
(e) At any time after the effectiveness of an extension of the Maturity Date pursuant to this Section 2.21 but prior to the Maturity Date in effect with regard to such Lender prior to it becoming an Extending Lender, any Lender that is originally a Non-Extending Lender in connection with any extension that becomes effective may agree to become an Extending Lender by a writing delivered to the Administrative Agent and FCX, and promptly after receipt of such writing by the Administrative Agent, such Lender shall be an Extending Lender.
(f) For the avoidance of doubt, (i) no consent of any Lender (other than the existing Lenders participating in the extension of the Existing Maturity Date) shall be required for any extension of the Maturity Date pursuant to this Section 2.21 and (ii) the operation of this Section 2.21 in accordance with its terms is not an amendment subject to Section 9.02.

ARTICLE III

Representations and Warranties

Each of the Borrowers represents and warrants to the Lenders on the Closing Date and on each other date on which representations and warranties are made or deemed made hereunder that:
SECTION 3.01. Organization; Powers. Each Borrower, each Loan Party and each of FCX’s other Subsidiaries is duly organized and validly existing (except to the extent that the failure of such other Subsidiaries to be duly organized and validly existing would not, individually or in the aggregate, be expected to result in a Material Adverse Effect) and, to the extent applicable, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is in good standing under the laws of the jurisdiction of its organization, has, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is, to the extent applicable, in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The performance by each Loan Party of the Loan Documents to which it is a party, the Borrowings and the issuances of Letters of Credit hereunder and the Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, concepts of reasonableness and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth in Schedule 3.03, the performance by each Loan Party of the Loan Documents to which it is to be party, the Borrowings and the issuances of Letters of Credit hereunder and the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) other consents, approvals, registrations, filings or actions the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the charter, by-laws or other organizational documents of FCX or any other Loan Party, (c) except to the extent that any such violations or defaults would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) will not violate any applicable law or regulation or any order of any Governmental Authority and (ii) will not violate or result in a default under any indenture, agreement or other instrument binding upon FCX or any of its Subsidiaries or its assets and

(d) will not result in the creation or imposition of any Lien on any asset of FCX or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) FCX has heretofore furnished to the Lenders FCX’s consolidated balance sheet and consolidated statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2025, reported on by Ernst & Young LLP, independent registered public accountants and (ii) as of and for the fiscal quarter ended March 31, 2026. Such financial statements present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of FCX and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes in the case of such unaudited financial statements.

(b) Except as set forth in Schedule 3.04(b), since December 31, 2025, there has been no material adverse change in (i) the business, operations or financial condition of FCX and its Subsidiaries, taken as a whole, (ii) the ability of any Loan Party to perform its obligations under any Loan Document or (iii) the rights of or benefits available to the Lenders under the Loan Documents.

SECTION 3.05. Properties. (a) Except to the extent that any failure to do so individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect and except for approvals from any Governmental Authority customarily obtained after the closing of sales or transfer involving assets in the Gulf of Mexico or the Pacific Ocean, FCX and each of its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to its business, except for Liens permitted by Section 6.02.

(b) Except to the extent that any such failure or infringement, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, FCX and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by FCX and its Subsidiaries does not infringe upon the rights of any other Person.

SECTION 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting FCX or any of its Subsidiaries that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for the Disclosed Matters and except for any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither FCX nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required for its operations or properties under any applicable Environmental Law, (ii) is obligated to remediate or correct any condition resulting from releases of Hazardous Materials or (iii) has received written notice of any claim with respect to any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. FCX and its Subsidiaries are in compliance in all material respects with all laws, regulations and orders of any Governmental Authority applicable to them or their properties and all indentures, agreements and other instruments binding upon them or their properties, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. No Loan Party is an “investment company” under the Investment Company Act of 1940.

SECTION 3.09. Taxes. FCX and its Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed by them and have paid or caused to be paid all Taxes required to have been paid by them, except (i) any Taxes that are being contested in good faith by appropriate proceedings and for which FCX or such Subsidiary, as applicable, has, to the extent required by GAAP, set aside on its books adequate reserves or (ii) returns and reports the non-filing of which, and Taxes the non-payment of which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Financial Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.11. Disclosure. The Confidential Information Materials and the other reports, financial statements, certificates and other information furnished in writing by the Borrowers or any of their representatives in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), are complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements have been made. Notwithstanding the foregoing, it is understood and agreed that the periodic reports and other information of FCX filed with the SEC pursuant to Section 13 of the Exchange Act speak as of the date of such reports or other filings and not of any subsequent time and, therefore, the representation set forth in the first sentence of this paragraph is applicable to the information contained in such reports or other filings only as of the date of such reports or other filings. Additionally, notwithstanding anything to the contrary contained herein, the representation in the first sentence of this paragraph shall not apply to forward-looking information contained in the filings made by FCX with the SEC pursuant to Section 13 of the Exchange Act, and the Borrowers shall have no liability with respect to such forward-looking information, except to the extent that FCX would have liability to investors in its public securities under the Exchange Act after the application of Section 21E of the Exchange Act.

SECTION 3.12. Insurance. Schedule 3.12 sets forth a description of all material insurance maintained by or on behalf of FCX and its Subsidiaries as of the Closing Date. As of the Closing Date, all material premiums in respect of such insurance are current and such insurance is in full force and effect. FCX believes that the insurance maintained by or on behalf of FCX and its Subsidiaries is adequate.

SECTION 3.13. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against FCX or any Subsidiary pending or, to the knowledge of FCX, threatened, that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which FCX or any Subsidiary is a party that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

SECTION 3.14. Federal Reserve Regulations. No part of the proceeds of the Loans will be used, whether directly or indirectly, for any purpose which entails a violation (including on the part of any Lender) of Regulation U or X of the Board.

SECTION 3.15. Pari Passu Status. The Obligations of the Borrowers under this Agreement rank, and will rank, at least pari passu in right of payment with all unsecured, unsubordinated Indebtedness of the Borrowers.

SECTION 3.16. PTFI Domestic Status. PTFI is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code and is not treated as a domestic corporation as a result of the application of Section 7874(b) of the Code.

SECTION 3.17. Sanctions. None of (a) the Borrowers, any Subsidiary or, to the knowledge of any Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person or is in violation of Anti-Corruption Laws in any material respect.

SECTION 3.18. Solvency. Immediately after the consummation of the Transactions and the other transactions to occur on the Closing Date as of the Closing Date, (a) the fair value of the assets of the Borrowers and the Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the assets of the Borrowers and the Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) the Borrowers and the Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (d) the Borrowers and the Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged, as such business is conducted at the time of and is proposed to be conducted following the Closing Date.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue, amend or extend any Letter of Credit hereunder, and the incorporation of the Existing Letters of Credit as Letters of Credit hereunder, are subject to the satisfaction of the following conditions:

(a)The Administrative Agent (or its counsel) shall have received from each party hereto a counterpart of this Agreement signed (in English language and Indonesian language) on behalf of such party (which, solely with respect to the counterparts of this Agreement signed in English language, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).
(b)The Administrative Agent shall have received, at least five days prior to the Closing Date, all documentation and other information with respect to FCX and PTFI that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent such documentation and other information was requested at least 10 days prior to the Closing Date.
(c)The Administrative Agent shall have received (i) true and complete copies of the Organizational Documents or equivalent documents of each Person that is or is required to be a Loan Party as of the Closing Date and a copy of the resolutions of the Board of Directors or other governing body, as applicable, of each Person that is or is required to be a Loan Party as of the Closing Date (or a duly authorized committee thereof) authorizing (A) the execution, delivery and performance of the Loan Documents to which it is a party and (B) in the case of the Borrowers, the extensions of credit hereunder, together with such certificates relating to the good standing (if applicable) of each Person that is a Loan Party as the Administrative Agent may reasonably request and (ii) a certificate of each Person that is a Loan Party as of the Closing Date, dated the Closing Date, reasonably satisfactory in form to the Administrative Agent, executed by the President, a Vice President, a Financial Officer, a Secretary, an Assistant Secretary or any similar officer of such Loan Party, and attaching the documents referred to in clause (c)(i) above.
(d)The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Davis Polk & Wardwell LLP, New York counsel for the Borrowers and the Subsidiaries, (ii) Jones Walker LLP, U.S. counsel for the Borrowers and the Subsidiaries, (iii) Indonesian counsel for the Borrowers, and (iv) if applicable, local counsel in each jurisdiction where a Loan Party is organized, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(e)The Administrative Agent shall have received from any Subsidiary that is, as of the Closing Date, required to enter into a Guarantee Agreement pursuant to Section 5.11, a counterpart of the Guarantee Agreement duly executed and delivered by such Person, together with, to the extent requested by the Administrative Agent, documents and opinions of the type referred to in paragraphs (c) and (d) of this Section 4.01 with respect to such Person.
(f)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including (i) all fees separately agreed to be payable to the Agents, the Lenders and the institutions named as Joint Lead Arrangers and Joint Bookrunners on the cover page hereof by FCX in respect of this Agreement and (ii) to the extent invoiced at least one Business Day prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrowers under this Agreement or any other Loan Document.
(g)The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of FCX, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02, in each case as of the Closing Date.
(h)All commitments under the Existing Revolving Credit Agreement shall have been (or, substantially simultaneously with the effectiveness of this Agreement on the Closing Date, shall be) terminated, and all loans, interest and other amounts accrued or owing thereunder shall have been repaid in full (except that the Existing Letters of Credit shall remain outstanding as Letters of Credit hereunder) and all Guarantees thereof shall have been (or, substantially simultaneously with the effectiveness of this Agreement on the Closing Date, shall be) released. The Administrative Agent shall have received a payoff and release letter with respect to the Existing Revolving Credit Agreement in form and substance reasonably satisfactory to the Administrative Agent.
The Administrative Agent shall promptly notify the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue, amend or extend Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived in accordance with Section 9.02) at or prior to 5:00 p.m., New York City time on July 15, 2026.
SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan, and of any Issuing Bank to issue, amend or extend a Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a)The representations and warranties of each Loan Party set forth in the Loan Documents (other than, after the Closing Date, the representations and warranties set forth in Section 3.04(b)) shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment or extension of such Letter of Credit, as applicable, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.
(b)At the time of and immediately after giving effect to such Borrowing or issuance of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each making of a Loan and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders and the Administrative Agent that:
SECTION 5.01. Financial Statements and Other Information. FCX will furnish to the Administrative Agent and each Lender (for purposes of this Section 5.01, each of FCX and PTFI is referred to as a “Reporting Person”):

(a)within 90 days after the end of each fiscal year of such Reporting Person (or, so long as such Reporting Person shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Annual Report on Form 10-K of such Reporting Person for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), an audited consolidated balance sheet of such Reporting Person and its consolidated Subsidiaries and related consolidated statements of income, comprehensive income, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other registered independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of such Reporting Person and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that PTFI shall only be required to furnish such audited reports for any fiscal year to the extent otherwise available to PTFI, and if such audited reports are not otherwise available for any fiscal year, PTFI shall instead within 90 days after the end of such fiscal year, furnish an unaudited consolidated balance sheet of PTFI and its consolidated Subsidiaries and related unaudited consolidated statements of income, comprehensive income, equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of PTFI and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of such Reporting Person (or, so long as such Reporting Person shall be subject to periodic reporting obligations under the Exchange Act, by the date that the Quarterly Report on Form 10-Q of such Reporting Person for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form), an unaudited consolidated balance sheet of such Reporting Person and its consolidated Subsidiaries and related consolidated statements of income as of the end of and for such fiscal quarter and related consolidated statements of income, comprehensive income, equity and cash flows for the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of such Reporting Person and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)concurrently with any delivery of financial statements of FCX under clause (a) or (b) above, a certificate of a Financial Officer of FCX (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.06, (iii) setting forth reasonably detailed calculations of Consolidated Net Income, Consolidated Total Assets, and Consolidated EBITDA as at the end of and for the applicable fiscal period and (iv) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials publicly filed by any Borrower with the SEC or any Governmental Authority succeeding to any or all of the functions of said commission (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of such Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and
(f)in the case of FCX, within 180 days after the end of each fiscal year of FCX, a copy of the Voluntary Principles on Security and Human Rights, prepared in a manner consistent with FCX’s past practice.
Materials required to be delivered pursuant to clause (d) of this Section 5.01 shall be deemed to have been delivered on the date on which such materials are posted on the SEC’s website at www.sec.gov; provided that FCX shall promptly notify the Administrative Agent and the Lenders of any such posting.

SECTION 5.02. Notices of Material Events. Promptly after any Financial Officer of FCX obtains knowledge thereof, FCX will furnish to the Administrative Agent and each Lender written notice of the following:

(a)the occurrence of any Default;
(b)the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting FCX or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and
(d)any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section (i) shall be in writing, (ii) shall contain a heading or a reference line that reads “Notice under Section 5.02 of Revolving Credit Agreement” and (iii) shall be accompanied by a statement of a Financial Officer or other executive officer of FCX setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. FCX will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence, except in the case of any Subsidiary other than PTFI, to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay all Tax liabilities, before the same shall become delinquent or in default, in each case except where (a)(i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) such Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make any such payments, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Insurance. FCX will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies insurance in such amounts and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (after giving effect to any self-insurance reasonable and customary for similarly situated companies).

SECTION 5.06. Books and Records; Inspection and Audit Rights. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account sufficient to permit the preparation of financial statements in accordance with GAAP. Each Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.06 and the Administrative Agent shall not exercise such rights more than two times during any calendar year absent the existence of an Event of Default and for one such time the reasonable expenses of the Administrative Agent in connection with such visit or inspection shall be for the Borrowers’ account; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at the reasonable expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give each Borrower the opportunity to participate in any discussions with such Borrower’s independent accountants.

SECTION 5.07. Compliance with Laws; Environmental Reports. (a) Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) Except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, each Borrower will, and will cause each Subsidiary to, (i) comply, in all material respects with all Environmental Laws applicable to its operations and properties, (ii) obtain and renew all permits required by Environmental Laws necessary for its operations and properties, and (iii) conduct any remedial or reclamation actions in compliance with applicable Environmental Laws; provided, however, that the Borrowers and the Subsidiaries shall not be required to undertake any remedial or reclamation action or obtain or renew any environmental permit, or comply with any Environmental Law to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves, in accordance with GAAP, are maintained in connection therewith. If any Borrower is in default of its obligations under this paragraph, the Borrowers will, at the request of the Required Lenders through the Administrative Agent, provide to the Lenders within 60 days after such request, at the expense of the Borrowers, an environmental site assessment report for the properties to which such default relates, prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and evaluating whether or not Hazardous Materials are likely to have been released at or to have adversely affected the property, or otherwise resulted in Environmental Liability and the estimated cost of any compliance or remedial action in connection with such matters.
(c) FCX shall deliver a copy of the independent voluntary environmental audit report prepared every three years evaluating PTFI’s environmental practices at its operations in the Grasberg minerals district in Indonesia and prepared by one or more reputable environmental consulting firms (the “External Environmental Report”) to the Administrative Agent within 30 days (or such longer period as the Administrative Agent may reasonably agree) of delivery of the final such report to FCX. The voluntary External Environmental Report shall be delivered to the Administrative Agent by FCX commencing with the report expected to be delivered prior to December 31, 2028 (or such later date as the Administrative Agent may reasonably agree) and at three year intervals thereafter (though for the avoidance of doubt, delivery will in no event be required to be made on a specific date following such interval and such interval may be extended as reasonably agreed by the Administrative Agent) unless the applicable Governmental Authority in Indonesia makes preparation of such a report mandatory, in which case, FCX shall provide such External Environmental Report to the Administrative Agent at intervals as required by Indonesian law. The Borrowers will implement, as promptly as practicable after the receipt of the External Environmental Report, any recommendations contained in such report if the failure to implement such recommendations could reasonably be expected to result in a Material Adverse Effect.
(d) To the extent a Borrower or any Subsidiary is not the operator of any Oil and Gas Property, no such Borrower or Subsidiary shall be obligated to directly perform any undertakings contemplated by the covenants and agreements contained in this Section 5.07 which are performable only by such operator and are beyond the control of such Borrower or Subsidiary, provided that such Borrower or Subsidiary shall be obligated to use commercially reasonable efforts to (i) enforce such operator’s contractual obligations to maintain, develop and operate the Oil and Gas Properties subject to the terms of such contractual obligations and (ii) cause such operator to comply with this Section 5.07.

SECTION 5.08. Use of Proceeds and Letters of Credit. On the Closing Date, the proceeds of Revolving Loans may be used by the Borrowers to repay all amounts outstanding under the Existing Revolving Credit Agreement. At any time on or after the Closing Date, Letters of Credit and the proceeds of Revolving Loans will be used for working capital and other general corporate purposes, including acquisitions, of FCX and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation (including on the part of any Lender) of Regulation U or X of the Board. FCX shall ensure that at all times not more than 25% of the value of the assets subject to the provisions of Sections 6.02 and 6.03 will consist of Margin Stock (as defined in Regulation U of the Board); provided that FCX may permit such Margin Stock to exceed 25% of the value of the assets subject to the provisions of Sections 6.02 and 6.03 if FCX shall have otherwise put into place currently effective arrangements to ensure compliance with Regulation U and X and the Administrative Agent shall have received an opinion satisfactory to it as to such compliance from a law firm satisfactory to the Administrative Agent.

SECTION 5.09. [Reserved].

SECTION 5.10. Indonesian Translation. On the Closing Date, FCX shall have delivered a reasonably satisfactory Indonesian version of this Agreement to the Administrative Agent. This Agreement is executed in a text using the English language and the Indonesian language. Both texts are the same and effective as of the execution of this Agreement. Each of the parties hereto agrees that if there is any conflict between the English language text and the Indonesian language text of this Agreement, the English language text shall, to the extent permitted by applicable law, prevail. Each of the parties hereto confirms that it has read and understood the content and consequences of this Agreement and has no objection if the English language text prevails in the event of any such conflict.

SECTION 5.11. Guarantee Requirement. The Borrowers will, and will cause their Subsidiaries to, ensure that the Guarantee Requirement is at all times satisfied, and in connection therewith will, and will cause their Subsidiaries to, execute and deliver such documents, instruments and agreements, and take all corporate or other actions and all actions that may be required under any applicable laws or regulations or that the Administrative Agent may reasonably request, to cause the Guarantee Requirement to be satisfied, subject to Section 11.02.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Lenders and the Administrative Agent that:
SECTION 6.01. Subsidiary Indebtedness. Each Borrower will not permit any Subsidiary (other than any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor) to create, incur, assume or permit to exist any Indebtedness or Attributable Debt, except:

(a) Guarantees of Indebtedness created under the Loan Documents;
(b) Indebtedness, including Guarantees, existing on the date hereof and set forth in Schedule 6.01;

(c) Guarantees of Indebtedness of any Subsidiary (other than any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor) to the extent such Indebtedness is permitted under this Agreement;
(d) Indebtedness of any Subsidiary to FCX or any Subsidiary;
(e) Indebtedness of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the date hereof; or Indebtedness of any Person that is assumed by any Subsidiary in connection with an acquisition of assets by such Subsidiary, provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or consolidation) or such assets being acquired and (ii) no other Subsidiary (other than (x) any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor or (y) a Subsidiary into which the acquired Person is merged or any existing Subsidiary of the acquired Person) shall Guarantee or otherwise become liable for the payment of such Indebtedness, except to the extent that such Guarantee is incurred pursuant to Section 6.01(i);
(f) Indebtedness and Attributable Debt in respect of sale and leaseback transactions permitted by Section 6.04, in each case incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof but excluding Project Financings; provided that (i) any such Indebtedness or Attributable Debt is incurred within 180 days prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) any such Attributable Debt is incurred in accordance with Section 6.04;
(g) Project Financings and Guarantees thereof in each case by the direct or indirect parent or parents of the applicable Project Financing Subsidiary;
(h) letters of credit in connection with environmental assurances and reclamation, provided that the aggregate face amount of all outstanding letters of credit issued pursuant to this paragraph (h), when taken together with the aggregate amount of cash and other assets of FCX and the Subsidiaries securing, in accordance with Section 6.02(k), (i) environmental assurance and reclamation claims and (ii) letters of credit in connection with environmental assurance and reclamation claims (other than cash and other assets of any Subsidiary (other than any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor) securing any letter of credit as to which any Subsidiary (other than any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor) is the account party), shall not at any time exceed $1,250,000,000;
(i) other Indebtedness (including, for the avoidance of doubt, letters of credit in connection with environmental assurances and reclamation) and Attributable Debt in respect of sale and leaseback transactions permitted pursuant to Section 6.04; provided that at the time of incurrence of any such Indebtedness and Attributable Debt and after giving effect thereto, the sum of (i) the aggregate principal amount of outstanding Indebtedness and Attributable Debt incurred pursuant to this paragraph (i), (ii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt of any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor secured by a Lien pursuant to Section 6.02(l) and (iii) the total book value (as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP) of all assets subject to any Lien pursuant to Section 6.02(o) shall not exceed the greater of (A) $2,250,000,000 and (B) 7.5% of Consolidated Total Assets as of such time (provided, however, that the limitations set forth in clauses (A) and (B) shall not restrict the incurrence of any Indebtedness or Attributable Debt under this paragraph (i) which (1) is incurred to refinance Indebtedness or Attributable Debt previously incurred pursuant to this paragraph (i) and (2) does not increase the outstanding principal amount of such refinanced Indebtedness or Attributable Debt by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing);
(j) [Reserved];
(k) Indebtedness and Attributable Debt incurred in connection with the refinancing of any Indebtedness or Attributable Debt outstanding pursuant to Section 6.01(b), (e), (f) or (g) provided that such refinancing shall not increase the outstanding principal amount of the Indebtedness or Attributable Debt being refinanced by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing.
SECTION 6.02. Liens. Each Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)Permitted Encumbrances;
(b)any Lien on any property or asset of FCX or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) any such Lien shall not apply to any other property or asset of FCX or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;
(c)Liens on fixed or capital assets acquired, constructed or improved by FCX or any Subsidiary; provided that (i) such Liens secure Indebtedness or Attributable Debt incurred by FCX or any Subsidiary to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Indebtedness assumed in connection with the acquisition of any such assets and secured by a Lien on any such assets prior to the acquisition thereof, but excluding Project Financings; provided that any such Attributable Debt is incurred in accordance with Section 6.04, (ii) such Liens and the Indebtedness or Attributable Debt secured thereby are incurred by FCX or such Subsidiary no earlier than 180 days prior to, and no later than 180 days after, the completion of such acquisition, construction or improvement, (iii) the principal amount of the Indebtedness or Attributable Debt secured thereby does not exceed by more than a de minimis amount the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of FCX or any Subsidiary;

(d)Liens securing any Project Financing or any Guarantee thereof by any direct or indirect parent of the applicable Project Financing Subsidiary; provided that such Liens do not apply to any property or assets of FCX or any of the Subsidiaries other than the assets of the applicable Project Financing Subsidiary and Equity Interests in the applicable Project Financing Subsidiary or any direct or indirect parent thereof that holds no significant assets other than direct or indirect ownership interests in such Project Financing Subsidiary or assets related to, or ownership interests in Subsidiaries that hold assets related to, the operations of such Project Financing Subsidiary;
(e)required margin deposits on, and other Liens on assets (other than Equity Interests) of, FCX or any Subsidiary securing obligations under Hedging Agreements entered into in the ordinary course of business to hedge or protect against actual or reasonably anticipated risks to which FCX or any Subsidiary is exposed in the conduct and financing of its business, and not in any event for speculation;
(f)Liens on property, other assets or shares of stock of a Person at the time such Person becomes a Subsidiary (or at the time FCX or any Subsidiary acquires such property, other assets or shares of stock, including any acquisition by means of a merger, consolidation or other business combination transaction with or into any Subsidiary); provided, however, that such Liens are not created, incurred or assumed in anticipation of or in connection with such other Person becoming a Subsidiary (or such acquisition of such property, other assets or stock); and provided, further, that such Liens are limited to all or part of the same property, other assets or stock (plus improvements, accession, proceeds or dividends or distributions in connection with the original property, other assets or stock) that secured the obligations to which such Liens relate;
(g)Liens on assets or property of FCX or any Subsidiary securing Indebtedness or other obligations of FCX or such Subsidiary owing to any Borrower or any Subsidiary Guarantor;
(h)Liens securing any refinancing of Indebtedness or Attributable Debt that was previously so secured and permitted to be secured under this Agreement pursuant to Section 6.02(b), (c), (d) or (f); provided that (i) such Lien is limited to all or part of the same property or assets (plus improvements and accessions thereto) that secured the Indebtedness or Attributable Debt being refinanced at the time of such refinancing and (ii) such refinancing shall not increase the outstanding principal amount of the Indebtedness or Attributable Debt being refinanced by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing;
(i)Liens incurred in the ordinary course of business with respect to obligations (other than Indebtedness for borrowed money) which do not exceed $750,000,000 at any one time outstanding;
(j)[Reserved];
(k)Liens on cash and other assets securing (i) environmental assurance and reclamation claims and (ii) letters of credit in connection with environmental assurance and reclamation claims, provided that the aggregate amount of cash and other assets of FCX, PTFI and the other Subsidiaries subject to Liens under this paragraph (k) (other than cash or other assets of any Subsidiary (other than any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor) securing letters of credit as to which any Subsidiary (other than any Subsidiary that is a Borrower at such time or a Subsidiary Guarantor) is the account party), when taken together with the aggregate face amount of all outstanding letters of credit issued pursuant to Section 6.01(h), shall not at any time exceed $1,250,000,000;
(l)Liens not expressly permitted by clauses (a) through (k) securing Indebtedness and Attributable Debt; provided that at the time of incurrence of any such Indebtedness or Attributable Debt (or, if such Indebtedness or Attributable Debt was previously outstanding but unsecured, at the time of incurrence of any such Lien) and after giving effect thereto, the sum of (i) the aggregate principal amount of outstanding Indebtedness and Attributable Debt secured by a Lien pursuant to this paragraph (l), (ii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt incurred pursuant to Section 6.01(i) and (iii) the total book value (as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP) of all assets subject to any Lien pursuant to Section 6.02(o) shall not exceed the greater of (A) $2,250,000,000 and (B) 7.5% of Consolidated Total Assets as of such time (provided, however, that the limitations set forth in clauses (A) and (B) shall not restrict the incurrence of any Lien under this paragraph (l) to secure Indebtedness or Attributable Debt which (1) is incurred to refinance Indebtedness or Attributable Debt previously incurred pursuant to this paragraph (l) and (2) does not increase the outstanding principal amount of such refinanced Indebtedness or Attributable Debt by more than the amount of accrued interest thereon and fees, expenses and premiums paid in connection with such refinancing);
(m)Liens on the receivables, metals and related assets subject to any Receivables Facility, Metalstream Transaction or other Indebtedness included in clause (j) of the definition of “Indebtedness”;
(n)Liens on assets of any Subsidiary, other than any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor, securing Indebtedness and Attributable Debt permitted by Section 6.01 including, for the avoidance of doubt, intercompany Indebtedness incurred under Section 6.01(d) and;
(o)Liens incurred with respect to obligations (other than Indebtedness for borrowed money); provided that, at the time of incurrence of any such Lien and after giving effect thereto, the sum of (i) the total book value (as would be reflected on a balance sheet prepared on a consolidated basis in accordance with GAAP) of all assets subject to any Lien pursuant to this paragraph (o), (ii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt secured by a Lien pursuant to Section 6.02(l) and (iii) the aggregate principal amount of outstanding Indebtedness and Attributable Debt incurred pursuant to Section 6.01(i) shall not exceed the greater of (A) $2,250,000,000 and (B) 7.5% of Consolidated Total Assets as of such time.

SECTION 6.03 Fundamental Changes. (a) FCX will not, nor will it permit any Subsidiary to, effect any Proscribed Consolidation. “Consolidation” means the merger, consolidation, liquidation or dissolution of any Person with or into any other Person or the sale, transfer, lease or other disposition of all or substantially all the assets of any Person to another Person. “Proscribed Consolidation” means any Consolidation involving FCX in which FCX is not the surviving Person (the “Successor Company”) unless (i) the Successor Company will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company will expressly assume, by an agreement executed and delivered to the Administrative Agent, in form reasonably satisfactory to the Administrative Agent, all the obligations of FCX under the Loan Documents; and (ii) immediately after giving effect to such transaction, (y) no Event of Default shall have occurred and be continuing or would result therefrom and (z) the Borrowers would be in pro forma compliance with the Financial Covenants.

(b) The Borrowers will not, and will not permit the Subsidiaries to, sell, transfer, lease or otherwise dispose of, in any transaction or series of related transactions, assets (including Equity Interests of Subsidiaries) constituting all or substantially all the assets of FCX and the Subsidiaries taken as a whole.

SECTION 6.04. Sale and Leaseback Transactions. Each Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (a) any such sale and leaseback of any fixed or capital assets that is made for cash consideration in an amount not less than the cost of such fixed or capital asset and is consummated within 180 days after FCX or any Subsidiary acquires or completes the construction of such fixed or capital asset; (b) any such sale and leaseback of Project Financing Assets as part of a Project Financing, provided in each case that such sale and leaseback is solely for cash; and (c) any sale and leaseback of fixed or capital assets; provided that the aggregate amount of the Attributable Debt in respect of such sale and leaseback transactions under this clause (c) is permitted (i) in the case of FCX, any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor, to be secured by a Lien pursuant to Section 6.02(l) and (ii) in the case of any Subsidiary, other than any Subsidiary that is a Borrower at such time or any Subsidiary Guarantor, to be incurred pursuant to Section 6.01(i).

SECTION 6.05. Fiscal Year. FCX will not change its fiscal year to end on any date other than December 31.

SECTION 6.06. Total Leverage Ratio. The Borrowers will not permit the Total Leverage Ratio on the last day of any fiscal quarter to exceed 3.75 to 1.00; provided that, following the completion of an acquisition the aggregate consideration for which equals or exceeds $2,000,000,000 that on a pro forma basis would result in an increase in the Total Leverage Ratio, the Borrowers may elect, by written notice delivered to the Administrative Agent within 30 days following such completion, to increase the permitted Total Leverage Ratio to 4.25 to 1.00 at the end of and for the fiscal quarter during which such acquisition has been completed and for each of the following three consecutive fiscal quarters; provided, further, that only two increases in the maximum Total Leverage Ratio will be permitted during the Revolving Availability Period and a period of at least two consecutive fiscal quarters must elapse during which the Borrowers are required to maintain a Total Leverage Ratio of not greater than 3.75 to 1.00 before an additional increase in the maximum Total Leverage Ratio may occur.

SECTION 6.07. [Reserved].

SECTION 6.08. Anti-Corruption Laws and Sanctions – Use of Proceeds. No proceeds of any Borrowing or Letter of Credit shall be used (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, or (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:
(a)any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c)any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the existence of any Borrower) or in Article VI;
(e)any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to FCX (which notice will be given at the request of any Lender);

(f)(i) default shall be made with respect to any Material Indebtedness if the effect of any such default shall be to accelerate, or to permit the holder or obligee of any such Material Indebtedness (or any trustee on behalf of such holder or obligee) to accelerate, the stated maturity of such Material Indebtedness or, in the case of Hedging Agreements, require the payment of any net termination value in respect thereof or, in the case of Project Financings, permit foreclosure upon, or require FCX or any Subsidiary to repurchase the related Project Financing Assets; or (ii) any amount of principal or interest of any Material Indebtedness or any payment under a Hedging Agreement constituting Material Indebtedness, in each case regardless of amount, shall not be paid when due, whether at maturity, by acceleration or otherwise (after giving effect to any period of grace specified in the instrument evidencing or governing such Material Indebtedness);
(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Significant Subsidiary (each, a “Material Company”) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Material Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h) any Material Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Material Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors;
(i)any Material Company shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 shall be rendered against any Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any Subsidiary to enforce any such judgment;
(k)an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l)any Guarantee under any Guarantee Agreement shall cease to be, or shall be asserted by any Loan Party in writing not to be, a valid and enforceable Guarantee;
(m) any Governmental Authority shall condemn, seize, nationalize, assume the management of, or appropriate any material portion of the property, assets or revenues of any Borrower or any Subsidiary (either with or without payment of compensation);
(n)a Change in Control shall occur; or
(o)the applicable Borrower shall fail to provide cash collateral in respect of any outstanding Letter of Credit having an expiration date after the fifth Business Day prior to the Maturity Date, by the date that is 30 days prior to the Maturity Date, in an amount equal to 102% of the LC Exposure in respect of such Letter of Credit and otherwise in compliance with Section 2.06(c);
then, and (i) in every such event (other than an event with respect to any Borrower described in clause (g), (h) or (o) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take any or all of the following actions, at the same or different times:  (x) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (y) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and (z) exercise any or all the remedies then available under the Loan Documents; and (ii) in case of any event with respect to any Borrower described in clause (g), (h) or (o) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

ARTICLE VIII

The Agents

SECTION 8.01. Authorization and Action.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent under the Loan Documents, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Except as expressly set forth under this Article VIII, no Borrower nor any Subsidiary shall have rights as third party beneficiary of any such provisions. Each of the

Agents hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
(b) The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to any Loan Document or applicable law, (iii) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity and (iv) the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain or inquire into whether any Lender or proposed Lender is a Specified Foreign Entity, or the effective date of such status, or monitor or enforce compliance with the provisions hereof (or of any Assignment and Assumption) relating to Specified Foreign Entities.
SECTION 8.02. Administrative Agent’s Reliance, Limitation of Liability, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by such party, the Administrative Agent or any of its Related Parties with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and non-appealable judgment.
(b) The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement given to the Administrative Agent by FCX, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by FCX, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from (A) any confirmation of the Revolving Exposure or the component amounts thereof, (B) any confirmation of the aggregate Revolving Exposure attributable to Loans made to PTFI and Letters of Credit issued at the request of PTFI or of the component amounts thereof or (C) any determination as to whether a Letter of Credit constitutes a Financial Letter of Credit or a Performance Letter of Credit.
(c) The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof and including, for the avoidance of doubt, in connection with the Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof), and may act upon any such statement prior to receipt of written confirmation thereof. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(d) The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
SECTION 8.03. Posting of Communications. (a) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and the Borrowers acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, THE SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.
“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e) Each of the Lenders, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04. Successor Administrative Agent. Subject to the terms of this Section 8.04, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the Lenders, the Issuing Banks and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrowers and such successor. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (x) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (y) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

SECTION 8.05. Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender and Issuing Bank acknowledges that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon either Agent, any person listed on the cover page of this Agreement as an arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and (iv) is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon either Agent, any person listed on the cover page of this Agreement as an arranger, or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b) Each Lender, by delivering its signature page to this Agreement on or prior to the Closing Date, or delivering its signature page to an Assignment and Assumption or an Incremental Facility Agreement pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Closing Date.
(c) No Credit Party shall have any right individually to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Credit Parties in accordance with the terms thereof. Each Credit Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the foregoing provisions.
(d) Notwithstanding anything herein to the contrary, neither the Syndication Agent nor any Person named on the cover page of this Agreement as an arranger or a documentation agent shall have any duties or obligations under this Agreement or any other

Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder.
(e) The provisions of this Article VIII are solely for the benefit of the Agents, the Lenders and the Issuing Banks, and none of the Borrowers nor any other Loan Party shall have any rights as a third party beneficiary of any such provisions.
(f) (i) Each Lender and each Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender or Issuing Bank (whether or not known to such Lender or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Lender or Issuing Bank shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender or Issuing Bank shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or Issuing Bank under this Section 8.05(f) shall be conclusive, absent manifest error.
(ii)Each Lender and each Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender and each Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender or Issuing Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)The Borrowers and each other Loan Party hereby agree that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or Issuing Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party except, in each case, to the extent such Payment is, and solely with respect to the amount of such Payment that is, comprised of funds of any Borrower or any Subsidiary for the purpose of prepaying, repaying, discharging or otherwise satisfying such Obligations.
(iv)Each party’s obligations under this Section 8.05(f) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
(g) The Lenders and the Issuing Banks acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person.
SECTION 8.06. Certain ERISA Matters.

(a) Each Lender represents and warrants, as of the date such Person became a Lender party hereto, to, and covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and the institutions named as Joint Lead Arrangers, Joint Bookrunners, Syndication Agent

and Documentation Agents listed on the cover page hereof and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any Subsidiary, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit and the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit and the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit and the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit and the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b) In addition, unless clause (i) of the immediately preceding clause (a) is true with respect to such Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) of the immediately preceding clause (a), such Lender further represents and warrants, as of the date such Person became a Lender party hereto, to, and covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the institutions named as Bookrunners, Syndication Agent, Documentation Agents or Lead Arrangers on the cover page hereof and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any Subsidiary, that none of the Administrative Agent or any of the institutions named as Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Documentation Agents on the cover page hereof or their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by any Person under this Agreement or any documents related to hereto or thereto).
(c) The Administrative Agent and the institutions named as Joint Lead Arrangers, Joint Bookrunners, Syndication Agent and Documentation Agents on the cover page of this Agreement hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit and the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit and the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit and the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 8.07. Borrower Communications.

(a) The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and each of the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each of the Borrowers hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-

INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.
“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by any Borrower to the Administrative Agent through an Approved Borrower Portal.
(i)Each of the Lenders, each of the Issuing Banks and each of the Borrowers agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(ii)Nothing herein shall prejudice the right of any Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)if to any Borrower, to it at Freeport-McMoRan Inc., 4340 E. Cotton Center Blvd., Suite 110, Phoenix, AZ 85040, Attention of Treasurer (Telecopy No. [intentionally omitted]);
(ii)if to the Administrative Agent from the Borrower, to the address or addresses separately provided to the Borrower;
(iii)if to the Administrative Agent from the Lenders, to the address or addresses separately provided in its Administrative Questionnaire;

(iv)if to JPMCB as Issuing Bank, JPMorgan Chase Bank, N.A., 10420 Highland Manor Dr., 4th Floor, Tampa, FL 33610, Attention: Standby LC Unit (Telephone No.: [intentionally omitted]; Fax: [intentionally omitted]; Email: [intentionally omitted]);
(v)if to any other Issuing Bank, to it at the address most recently specified by it in a notice delivered to the Administrative Agent and the Borrowers, with a copy to the Administrative Agent as provided under clause (ii) above; and
(vi)if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms or Approved Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Borrowers, any Loan Party, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or a Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any Agent, any Lender or any Issuing Bank in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Lenders and the Issuing Banks hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.13(b) and 2.13(c), Section 2.20, Section 2.21 and Section 9.02(c) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each of the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of the Lender holding such Loan or participating in such LC Disbursement or for whose account such principal, interest or fee is payable, (iii) postpone the maturity of any Loan, or the required date of reimbursement of any LC Disbursement under Section 2.06, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of the Lender holding such Loan or Commitment or participating in such LC Disbursement or for whose account such interest or fee is payable, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit or revolving commitments pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Revolving Commitments on the date hereof), or (vi) except as expressly provided for in the Loan Documents, release all or substantially all the Subsidiary Guarantors from their Guarantees, if any, under the Loan Documents or limit the liability of all or substantially all the Subsidiary Guarantors in respect of such Guarantees, without the written consent of each Lender, provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent or any Issuing Bank without the prior written consent of such Agent or such Issuing Bank, as the case may be. Notwithstanding the foregoing, (x) any provision of this Agreement may be amended by an agreement in writing entered into by each of the Borrowers, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement any remaining Commitment and/or Revolving Exposure of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement and (y) no consent with respect to any amendment, waiver or other modification of this Agreement or any other Loan Document shall be required of (i) any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be affected by such amendment, waiver or other modification.
(c) If the Administrative Agent and the Borrowers acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this

Agreement or any other Loan Document, then the Administrative Agent and the Borrowers shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.
SECTION 9.03. Expenses; Limitation of Liability; Indemnity, Etc.

(a) Each Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for each Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b) To the extent permitted by applicable law (i) each Borrower and any Loan Party shall not assert, and each Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, the Syndication Agent, any Documentation Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), except to the extent such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Lender-Related Person and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrowers and each Loan Party of any obligation they may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c) Each Borrower agrees to indemnify each Agent, each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, other than losses, claims, damages, liabilities and related costs and expenses arising from a release of Hazardous Materials or Environmental Liability (except releases of Hazardous Materials or Environmental Liabilities actually caused by any Borrower or any of its Subsidiaries or any of their respective tenants, contractors or agents) to the extent (and only to the extent) first occurring and first existing after title to the relevant real property or facility is vested in any Agent or Lender or other party after the completion of foreclosure proceedings or the granting of a deed-in-lieu of foreclosure or similar transfer of title, or (iv) any actual or prospective Proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(d) Each Lender severally agrees to pay any amount required to be paid by any Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct.  The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(e) All amounts due under this Section 9.03 shall be payable not later than 10 days after written demand therefor.
SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) a Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment or LC Exposure and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, it being understood that the Borrowers may withhold their consent to an assignment to a Lender that would, as of the effective date of such assignment, be entitled to claim compensation under Section 2.14 which the assignor Lender would not be entitled to claim as of that date) of:
(A) the Borrowers; provided that no consent of any Borrower shall be required for an assignment to a Revolving Lender or to an Affiliate of a Revolving Lender having credit ratings equal to or better than the credit ratings of such Revolving Lender, or, if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing, any other assignee; provided further that the Borrowers shall be deemed to have consented to any such assignment unless they object thereto by written notice to the Administrative Agent within ten Business Days after having received noticed thereof; provided further that it shall not be considered unreasonable for the Borrowers to withhold consent to the assignment if the Borrowers reasonably believe such assignment may be to a Specified Foreign Entity or if the assignee is not able to represent that it, solely to its knowledge, is not a Specified Foreign Entity as of the date of the assignment; and
(B) the Administrative Agent; and
(C) each Principal Issuing Bank; provided that no consent of a Principal Issuing Bank shall be required if (1) an Event of Default occurs with respect to any Borrower under clause (a), (b), (g) or (h) of Article VII and (2) such Principal Issuing Bank has no outstanding Letters of Credit at that time.

(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall (1) be an integral multiple of $5,000,000 and (2) not be less than $10,000,000 unless each of the Borrowers and the Administrative Agent otherwise consent; provided that no such consent of any Borrower shall be required if an Event of Default under clause (a), (b), (g) or (h) of Article VII has occurred and is continuing; and provided further that simultaneous assignments in respect of a Lender and its Approved Funds shall be aggregated for purposes of such requirement;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, payable by either the assignee or the assignor (provided that only one such fee shall be payable in respect of simultaneous assignments by a Lender and its Approved Funds); and
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any Tax forms required by Section 2.16(f).
For purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:
“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agents, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent, any Issuing Bank and (as to its own interest) any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall, on behalf of the Borrowers, accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment or LC Exposure and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Lender will continue to give prompt attention to and process (including, if required, through discussions with Participants) requests for waivers or amendments hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under paragraph

(b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d) Any Lender may, without the consent of the Borrowers, any Issuing Bank or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to any Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01),certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower and each other Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any other Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations at any time owing (although such obligations may be unmatured) by such Lender or Issuing Bank or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations then due of any Borrower now or hereafter existing under this Agreement. The applicable Lender or Issuing Bank shall notify the Borrowers and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, each Issuing Bank and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, Issuing Bank and Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Process Agent; Consent to Service of Process; Sovereign Immunity. (a) This Agreement and the other Loan Documents and any dispute, claim or controversy arising out of or relating to this Agreement (whether arising in contract, tort or otherwise) shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall (i) affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including Uniform Commercial Code Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a) or (iii) affect which courts have or do not have personal jurisdiction over the issuing bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) PTFI hereby irrevocably designates, appoints and empowers FCX (the “Process Agent”), with offices on the date hereof as set forth in Section 9.01, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement or any other Loan Document. Such service may be made by mailing or delivering a copy of such process to PTFI in care of the Process Agent (or any successor thereto, as the case may be) at such Process Agent’s above address (or the address of any successor thereto, as the case may be), and PTFI hereby irrevocably authorizes and directs the Process Agent (and any successor thereto) to accept such service on its behalf. If for any reason such designee, appointee and agent shall cease to be available to act as such, PTFI agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision reasonably satisfactory to

Administrative Agent, and further shall at all times maintain an agent for service of process in the United States of America, so long as there shall be outstanding any Obligations. PTFI shall give notice to the Administrative Agent of any such appointment of successor agents for service of process, and shall obtain from each successor agent a letter of acceptance of appointment and promptly deliver the same to the Administrative Agent.
(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or insurance transaction relating to any Borrower or any other Loan Party and its obligations, (g) with the consent of the Borrowers, (h) to any credit insurance provider or insurance broker relating to the Borrowers and their Obligations or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than any Borrower. For the purposes of this Section, “Information” means all information received from or on behalf of any Borrower relating to any Borrower or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
SECTION 9.13. Judgment Currency. The specification of payment in dollars and in New York City, New York, with respect to amounts payable to any Lender (or permitted assignee or Participant), any Agent or any Issuing Bank hereunder and under the other Loan Documents is of the essence, and dollars shall be the currency of account in all events. The payment obligations of a Borrower under this Agreement or any other Loan Document shall not be discharged by an amount paid by such Borrower in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to dollars and transfer to New York City under normal banking procedures does not yield the amount of dollars in New York City due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in dollars into another currency (the “second currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase dollars with the second currency on the Business Day next preceding that on which such judgment is rendered. The obligation of a Borrower in respect of any such sum due from such Borrower to any Agent, any Issuing Bank or any Lender (or permitted assignee or Participant) hereunder or under any other Loan Document (an “entitled person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such entitled person of any sum adjudged to be due hereunder or under any other Loan Document in the second currency such entitled person may in accordance with normal banking procedures purchase in the free market and transfer to New York City dollars with the amount of the second currency so adjudged to be due; and each Borrower hereby agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such entitled person against, and to pay such entitled person on demand, in dollars in New York City, the difference between the sum originally due to such entitled person from such Borrower in dollars and the amount of dollars so purchased and transferred.

SECTION 9.14. Patriot Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the Patriot Act and the requirements of the Beneficial Ownership Regulation, it may be required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation. Each Borrower agrees to provide the Lenders, upon reasonable request, with all documentation and other information required from time to time to be obtained by the Lenders pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

SECTION 9.15. No Fiduciary Relationship. The Borrowers, on behalf of themselves and the Subsidiaries, agree that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrowers, the Subsidiaries and their Affiliates, on the one hand, and the Agents, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

SECTION 9.16. Release of Guarantees. (a) A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders (or such greater number of Lenders as may be required under Section 9.02) shall have consented to such transaction and the terms of such consent did not provide otherwise. In connection with any release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to any Subsidiary Guarantor, at such Subsidiary Guarantor’s expense, all documents that such Subsidiary Guarantor shall reasonably request to evidence such termination or release.
(b) Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.
SECTION 9.17. Non-Public Information. (a) Each Lender acknowledges that all information furnished to it pursuant to this Agreement from the Borrowers or on their behalf and relating to the Borrowers, the Subsidiaries or their respective businesses may include material non-public information concerning the Borrowers and the Subsidiaries or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with the procedures and applicable law, including Federal and state securities laws.
(b) All such information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrowers and the Subsidiaries and their securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

SECTION 9.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE X

Co-Borrower Obligations

SECTION 10.01. Joint and Several Liability. (a) In consideration of the establishment of the Commitments and the making of the Loans and issuance of the Letters of Credit hereunder, and of the benefits to each of the Borrowers that are anticipated to result therefrom, each of the Borrowers agrees that, subject to paragraph (b) below, but notwithstanding any other provision contained herein or in any other Loan Document, it will be a co-borrower hereunder and shall be fully liable for all of the Obligations, both severally and jointly with the other Borrowers. Accordingly, each Borrower irrevocably agrees with each Lender and the Administrative Agent and their respective successors and assigns that such Borrower will make prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the Obligations, strictly in accordance with the terms thereof. Each of the Borrowers hereby further agrees that if any Loan Party shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Obligations, then the Borrowers will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
(b) Notwithstanding paragraph (a) above or any other provision herein or in any other Loan Document to the contrary, PTFI shall have no liability for any Obligations other than the Specified PTFI Obligations. FCX hereby acknowledges the foregoing limitation, and agrees that FCX shall be liable for all Obligations, regardless of whether such Obligations are Specified PTFI Obligations or otherwise. If at any time PTFI ceases to be eligible to effect a Borrowing or request the issuance of Letters of Credit for its own account or for the account of any of its subsidiaries pursuant to Section 10.02(h), FCX and PTFI shall remain liable for the Specified PTFI Obligations then outstanding, which shall be payable in accordance with the terms hereof
SECTION 10.02. Obligations Unconditional. (a) The obligations of each of the Borrowers under Section 10.01 hereof are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of any Borrower under this Agreement or any other Loan Document, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section that the joint and several obligations (subject, in the case of PTFI for so long as PTFI is a Subsidiary, to Section 10.01(b) above) of the Borrowers hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the joint and several liability of any Borrower hereunder:
(i)at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(ii)any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted; or
(iii)the maturity of any of the Obligations shall be accelerated or delayed, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.
(b) Certain Waivers. Each of the Borrowers hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Obligations.
(c) Reinstatement. The obligations of each of the Borrowers under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Borrower in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
(d) Remedies. Each of the Borrowers agrees that, as between the Borrowers, in their capacity as co-obligors with joint and several liability, and the Lenders, the obligations of any Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 10.01 hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such obligations from becoming automatically due and payable) as against any Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such Borrower) shall forthwith become due and payable by the other Borrowers, in their capacity as co-obligor, for purposes of such Section 10.01.
(e) Continuing Obligation. Each of the agreements of the Borrowers in this Article X is a continuing agreement and undertaking, and shall apply to all Obligations whenever arising.
(f) Standstill. Upon payment by either of the Borrowers of any sums as provided under Section 10.01, all rights, if any, of such paying Borrower against the other Borrowers arising as a result thereof by way of subrogation or otherwise shall in all respects be irrevocably waived prior to the indefeasible payment in full in cash of all of the Obligations.
(g) [Reserved].
(h) Termination of Rights to Borrowings and Letters of Credit. Notwithstanding anything herein to the contrary, PTFI shall not be eligible to effect a Borrowing or request the issuance of Letters of Credit for its account or for the account of any of its subsidiaries from and after the date upon which FCX provides written notice to the Administrative Agent to such effect.
ARTICLE XI

Subsidiary Guarantors

SECTION 11.01. Designation of Subsidiary Guarantors. FCX may designate any Subsidiary (other than a Borrower and any Subsidiary that, at the time, is already a Required Subsidiary Guarantor) as a Subsidiary Guarantor (a “Guarantor Designation”), provided that, for purposes of Sections 6.01 and 6.02, such Designation shall only become effective on the date that each of the following conditions has been met (the “Guarantor Designation Date”):
(a) FCX shall have delivered to the Administrative Agent a written notice of such Guarantor Designation at least 10 Business Days in advance of (but not more than 30 days in advance of) the Guarantor Designation Date, specifying the Subsidiary subject to the Guarantor Designation;
(b) at the time of and after giving effect to such Guarantor Designation on the Guarantor Designation Date, the Borrowers shall be in pro forma compliance with Sections 6.01 and 6.02;

(c) such Subsidiary shall have executed and delivered to the Administrative Agent a Guarantee Agreement (or a supplement thereto), and such Guarantee Agreement shall be in full force and effect;
(d) the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Subsidiary, the authorization of its execution of and performance of its obligations under the applicable Guarantee Agreement, and any other legal matters relating to the Guarantor Designation and reasonably requested by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent;
(e) the Administrative Agent shall have received a favorable opinion (addressed to the Agents, the Issuing Banks and the Lenders and dated the Guarantor Designation Date) from each of (i) New York counsel and (ii) if reasonably requested by the Administrative Agent (and in all cases where the applicable Subsidiary is organized under the laws of a jurisdiction outside of the United States of America), local counsel, and such opinions shall be reasonably satisfactory to the Administrative Agent and cover such matters relating to the Guarantor Designation as the Administrative Agent may reasonably request; and
(f) FCX shall have delivered to the Administrative Agent a certificate of a Financial Officer of FCX, dated as of the Guarantor Designation Date, certifying as to the matters set forth in clauses (b) and (c) above and setting forth reasonably detailed calculations demonstrating compliance with clause (b) above.
SECTION 11.02. Optional Guarantor Terminations. FCX may elect to terminate any Guarantee of the Obligations by any Subsidiary Guarantor (a “Guarantor Termination”), provided that, (i) no such Guarantor Termination shall be given or take effect with respect to any Subsidiary that is at the time a Required Subsidiary Guarantor, and (ii) for all purposes hereunder and under the other Loan Documents, including under any Guarantee Agreement, such Guarantor Termination shall only become effective on the date that each of the following conditions has been met (the “Guarantor Termination Date”):
(a) FCX shall have delivered to the Administrative Agent a written notice of such Guarantor Termination at least 10 Business Days in advance of (but not more than 30 days in advance of) the Guarantor Termination Date, specifying (i) the Subsidiary subject to such Guarantor Termination and (ii) the intended Guarantor Termination Date;
(b) at the time of and after giving effect to such Guarantor Termination, the Borrowers shall be in pro forma compliance with Sections 6.01 and 6.02;
(c) at the time of and after giving effect to such Guarantor Termination, (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the intended Guarantor Termination Date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and

(d) FCX shall have delivered to the Administrative Agent a certificate of a Financial Officer of FCX, dated as of the Guarantor Termination Date, certifying as to the matters specified in clauses (b) and (c) above and setting forth reasonably detailed calculations demonstrating compliance with clause (b) above.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

FREEPORT-MCMORAN INC.,
by
/s/ Maree E. Robertson
Name: Maree E. Robertson
Title: Chief Financial Officer and Executive Vice President

PT FREEPORT INDONESIA,
by
/s/ Robert R. Boyce
Name: Robert R. Boyce
Title: Vice President and Treasurer

[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Lender and Issuing Bank,
by
/s/ Will Price
Name: Will Price
Title: Executive Director
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

BANK OF AMERICA, N.A., individually and as Syndication Agent, Lender and Issuing Bank,
by
/s/ Joseph Smith
Name: Joseph Smith
Title: Vice President

[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender and Issuing Bank,
BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH
by
/s/ Brian Crowley
Name: Brian Crowley
Title: Managing Director

by
/s/ Armen Semizian
Name: Armen Semizian
Title: Managing Director
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender and Issuing Bank,
BANK OF MONTREAL, CHICAGO BRANCH
by
/s/ Zaman Ahmed
Name: Zaman Ahmed
Title: Vice President
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender and Issuing Bank,
CITIBANK, N.A.
by
/s/ Daniel Boselli
Name: Daniel Boselli
Title: Vice President
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

Mizuho Bank Ltd., individually and as Lender and Issuing Bank,

by
/s/ Donna DeMagistris
Name: Donna DeMagistris
Title: Managing Director
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender and Issuing Bank,
The Bank of Nova Scotia
by
/s/ Elizabeth Daponte
Name: Elizabeth Daponte
Title: Managing Director & Head

For any Lender requiring a second signature line:
by
/s/ Angela Krstovic
Name: Angela Krstovic
Title: Associate
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender
NATIONAL BANK OF CANADA
by
/s/ Zain Ahmed
Name: Zain Ahmed
Title: Director

For any Lender requiring a second signature line:
by
/s/ Allan Fordyce
Name: Allan Fordyce
Title: Managing Director & Head
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender,
PNC BANK, NATIONAL ASSOCIATION
by
/s/ Garrett Galt
Name: Garrett Galt
Title: Sr. Vice President
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender,
ROYAL BANK OF CANADA
by
/s/ Strati Georgopoulos
Name: Strati Georgopoulos
Title: Authorized Signatory
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender,
U.S. BANK NATIONAL ASSOCIATION
by
/s/ Andrew Williams
Name: Andrew Williams
Title: Senior Vice President
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender,
CITIZENS BANK, N.A.
by
/s/ Robert Maddox
Name: Robert Maddox
Title: Senior Vice President
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender,
INTESA SANPAOLO S.p.A., New York Branch
by
/s/ Javier Richard Cook
Name: Javier Richard Cook
Title: Managing Director

by
/s/ Jennifer Feldman Facciola
Name: Jennifer Feldman Facciola
Title: Business Director
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender,
Truist Bank
by
/s/ William P. Rutkowski
Name: William P. Rutkowski
Title: Director
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender
DBS Bank Ltd.
by
/s/ Lim Sok Hoon
Name: Lim Sok Hoon
Title: Assistant Vice President

[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender,
STANDARD CHARTERED BANK
by
/s/ Olufunmilayo Mustapha
Name: Olufunmilayo Mustapha
Title: Director, Assistant Relationship Manager
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender
The Northern Trust Company
by
/s/ Jeffrey Leets
Name: Jeffrey Leets
Title: Senior Vice President

For any Lender requiring a second signature line:
by

Name:
Title:
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]

LENDER SIGNATURE PAGE TO FREEPORT-MCMORAN INC. REVOLVING CREDIT AGREEMENT, individually and as Lender
Liberty Bank and Trust Company
by
/s/ James E Sablich III
Name: James E Sablich III
Title: Senior Vice President

For any Lender requiring a second signature line:
by

Name:
Title:
[Signature Page to Freeport-McMoRan Inc. Revolving Credit Agreement]